Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of August 3, 2026
    by and among
NATIONAL HEALTHCARE PROPERTIES, INC.,
as Parent,
NATIONAL HEALTHCARE PROPERTIES OPERATING PARTNERSHIP, L.P.,
as Borrower,
THE FINANCIAL INSTITUTIONS PARTY HERETO, ANY FINANCIAL INSTITUTIONS JOINING UNDER SECTION 2.17
AND THEIR ASSIGNEES UNDER SECTION 13.5,
as Lenders,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
_____________________________________________________
WELLS FARGO SECURITIES, LLC, BMO BANK N.A., CITIZENS BANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, FIFTH THIRD BANK, NATIONAL ASSOCIATION, GOLDMAN SACHS BANK USA, THE HUNTINGTON NATIONAL BANK, KEYBANC CAPITAL MARKETS INC., MORGAN STANLEY SENIOR FUNDING, INC., RBC CAPITAL MARKETS, and TRUIST SECURITIES, INC.
as Joint Lead Arrangers,

WELLS FARGO SECURITIES, LLC and BMO BANK N.A.
as Joint Bookrunners,

BMO BANK N.A.,
as Syndication Agent,

and
CITIZENS BANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, FIFTH THIRD BANK, NATIONAL ASSOCIATION, GOLDMAN SACHS BANK USA, THE HUNTINGTON NATIONAL BANK, KEYBANK NATIONAL ASSOCIATION., MORGAN STANLEY SENIOR FUNDING, INC., ROYAL BANK OF CANADA, and TRUIST BANK,
as Documentation Agents

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TABLE OF CONTENTS

Page

SCHEDULE I(a)    Commitments
SCHEDULE I(b)    L/C Commitments
SCHEDULE 1.1(a)    List of Loan Parties
SCHEDULE 1.1(b)    Approved Subordinated Debt
SCHEDULE 1.1(c)    Permitted Liens
SCHEDULE 7.1(b)    Ownership Structure
SCHEDULE 7.1(f)    Title to Properties; Liens
SCHEDULE 7.1(g)    Existing Indebtedness; Total Liabilities
SCHEDULE 7.1(h)    Material Contracts
SCHEDULE 7.1(i)    Litigation
SCHEDULE 7.1(s)    Affiliate Transactions
EXHIBIT A    Form of Assignment and Assumption Agreement
EXHIBIT B    Form of Disbursement Instruction Agreement
EXHIBIT C    Form of Guaranty
EXHIBIT D    Form of Notice of Borrowing
EXHIBIT E    Form of Notice of Continuation
EXHIBIT F    Form of Notice of Conversion
EXHIBIT G-1    Form of Revolving Note
EXHIBIT G-2    Form of Term Loan Note
EXHIBIT G-3    Form of Delayed Draw Term Loan Note
EXHIBIT H-1    Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-2    Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-3    Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT H-4    Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT I    Form of Compliance Certificate
EXHIBIT J    Form of Unencumbered Property Certificate
EXHIBIT K     Form of Sustainability Certificate

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THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of August 3, 2026, by and among (i) NATIONAL HEALTHCARE PROPERTIES OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), (ii) NATIONAL HEALTHCARE PROPERTIES, INC., a Maryland corporation (the “Parent”), (iii) each of the financial institutions initially a signatory hereto or which may join pursuant to Section 2.17, together with their successors and assignees under Section 13.5 (the “Lenders”), and (iv) WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), with WELLS FARGO SECURITIES, LLC, BMO BANK N.A., CITIZENS BANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, FIFTH THIRD BANK, NATIONAL ASSOCIATION, GOLDMAN SACHS BANK USA, THE HUNTINGTON NATIONAL BANK, KEYBANC CAPITAL MARKETS INC., MORGAN STANLEY SENIOR FUNDING, INC., RBC CAPITAL MARKETS, and TRUIST SECURITIES, INC., as Joint Lead Arrangers (the “Joint Lead Arrangers”), WELLS FARGO SECURITIES, LLC and BMO BANK, N.A., as Joint Bookrunners, (the “Joint Bookrunners”), BMO BANK, N.A., as Syndication Agent (the “Syndication Agent”), and CITIZENS BANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, FIFTH THIRD BANK, NATIONAL ASSOCIATION, GOLDMAN SACHS BANK USA, THE HUNTINGTON NATIONAL BANK, KEYBANK NATIONAL ASSOCIATION., MORGAN STANLEY SENIOR FUNDING, INC., ROYAL BANK OF CANADA, and TRUIST BANK, as Documentation Agents (the “Documentation Agents”).
WHEREAS, the Administrative Agent, the Issuing Banks and certain of the Lenders have made available to the Borrower a credit facility in the initial aggregate amount of $550,000,000, which includes (i) an initial $150,000,000 term loan facility and (ii) an initial $400,000,000 revolving credit facility with an initial $25,000,000 letter of credit subfacility, pursuant to that certain Credit Agreement, dated as of December 11, 2025 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, Parent, the Lenders party thereto, and the Administrative Agent; and
WHEREAS, the Administrative Agent, Issuing Banks and the Lenders desire to amend and restate the terms of the Existing Credit Agreement to make available to the Borrower a credit facility in the initial aggregate amount of $1,200,000,000, which shall include (i) a revolving credit facility in an increased aggregate principal amount of $750,000,000 with an initial $50,000,000 letter of credit subfacility, (ii) a term loan facility in an aggregate principal amount of $300,000,000 and (iii) a delayed draw term loan facility in an aggregate principal amount of $150,000,000, in each case subject to the terms and conditions of this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:
Article I.Definitions
Section 1.1.Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
“Additional Costs” has the meaning given that term in Section 5.1(b).

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“Adjusted Daily Simple SOFR” means, for purposes of any calculation, the rate per annum equal to Daily Simple SOFR for such calculation; provided that if Adjusted Daily Simple SOFR as so determined shall ever be less than the Floor, then Adjusted Daily Simple SOFR shall be deemed to be the Floor.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Adjusted Total Asset Value” means Total Asset Value determined exclusive of assets that are owned by Excluded Subsidiaries or Unconsolidated Affiliates.
“Administrative Agent” means Wells Fargo Bank, National Association in its capacity as contractual representative of the Lenders under this Agreement, or any successor “Administrative Agent” appointed pursuant to Section 12.8.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” has the meaning given to such term in Section 5.6.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Unless explicitly set forth to the contrary, a reference to an “Affiliate” means an Affiliate of the Borrower.
“Agreement” has the meaning set forth in the first paragraph hereof.
“Agreement Date” means the date as of which this Agreement is dated.
“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction from time to time concerning or relating to bribery or corruption, including without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all Applicable Laws related to the financing of terrorism or money laundering, any predicate crime to money laundering or any financial recordkeeping, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

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“Applicable Margin” means, for Revolving Loans and Term Loans:
(a)    For the period from the Effective Date through but excluding the date on which the first Compliance Certificate is delivered pursuant to Section 9.3, the Applicable Margin shall be based on Level 3 as set forth in the table in clause (b) below.
(b)    Thereafter at any time prior to the Investment Grade Election Effective Date, the number of basis points per annum set forth immediately below:

Pricing Level	Leverage Ratio	Applicable Margin for Revolving SOFR Loans	Applicable Margin for Term Loan SOFR Loans	Applicable Margin for Base Rate Loans
1	Less than or equal to 0.30 to 1.00	1.05%	1.10%	0.05%
2	Greater than 0.30 to 1.00 but less than or equal to 0.35 to 1.00	1.10%	1.15%	0.10%
3	Greater than 0.35 to 1.00 but less than or equal to 0.40 to 1.00	1.15%	1.25%	0.15%
4	Greater than 0.40 to 1.00 but less than or equal to 0.45 to 1.00	1.20%	1.30%	0.20%
5	Greater than 0.45 to 1.00 but less than or equal to 0.50 to 1.00	1.25%	1.40%	0.25%
6	Greater than 0.50 to 1.00 but less than or equal to 0.55 to 1.00	1.30%	1.50%	0.30%
7	Greater than 0.55 to 1.00	1.55%	1.80%	0.55%

The Applicable Margin shall be determined by the Administrative Agent from time to time, based on the ratio of Total Indebtedness to Total Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3. Any adjustment to the Applicable Margin shall become effective as of the third (3rd) Business Day immediately following the date on which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3 when due, the Applicable Margin shall equal the percentage corresponding to Level 7 as of the third (3rd) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered; provided that if the Pricing Level determined pursuant to such late delivered Compliance Certificate is higher, then such higher Pricing Level shall be deemed to have applied during such period of non-delivery. The provisions of this definition shall be subject to Section 2.6(c).

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(c)    On and after the Investment Grade Election Effective Date, the number of basis points per annum set forth immediately below:
Revolving Loans and Letter of Credit Fees:

Pricing Level	Debt Ratings (S&P/Moody’s/Fitch)	Applicable Margin for SOFR Loans and Letter of Credit Fees	Applicable Margin for Base Rate Loans
1	Greater than or equal to A / A2 / A	0.65%	0.00%
2	A- / A3 / A-	0.675%	0.00%
3	BBB+ / Baa1 / BBB+	0.725%	0.00%
4	BBB / Baa2 / BBB	0.80%	0.00%
5	BBB- / Baa3 / BBB-	1.00%	0.00%
6	Less than BBB- / less than Baa3 / less than BBB- or non-rated	1.35%	0.35%

Term Loans and Delayed Draw Term Loans:

Pricing Level	Debt Ratings (S&P/Moody’s/Fitch)	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans
1	Greater than or equal to A / A2 / A	0.70%	0.00%
2	A- / A3 / A-	0.75%	0.00%
3	BBB+ / Baa1 / BBB+	0.80%	0.00%
4	BBB / Baa2 / BBB	0.90%	0.00%
5	BBB- / Baa3 / BBB-	1.15%	0.15%
6	Less than BBB- / less than Baa3 / less than BBB- or non-rated	1.55%	0.55%

For purposes of this clause (c), the term “Debt Rating” means, as of any date of determination, the rating by S&P, Moody’s or Fitch of the Parent’s non-credit enhanced, senior unsecured long-term debt; provided that, if at any time when the Parent has only two (2) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between such Debt Ratings is one ratings category (e.g., Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the higher of the Debt Ratings were used, and (B) if the difference between such Debt Ratings is two or more ratings categories (e.g., Baa1 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the median of the applicable Debt Ratings were used. If at any time when the Parent has three (3) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g., Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used, and (B) if the difference between such Debt Ratings is two or more ratings categories (e.g., Baa1 by Moody’s and BBB- by S&P

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or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used; provided that, if such average is not a recognized rating category, then the Applicable Margin shall be the rate per annum that would be applicable if the second highest Debt Rating of the three (3) were used.
Initially, the Applicable Margin shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to the definition of “Investment Grade Election Effective Date.” Thereafter, each change in the Applicable Margin shall occur on the first Business Day following the effective change in the Debt Rating.
Notwithstanding the foregoing, on or prior to the ESG Pricing Outside Date, the Borrower may, in consultation with the Sustainability Structuring Agent, request that the Lenders consider an ESG Amendment establishing ESG Pricing Provisions. Upon the effectiveness of any ESG Amendment, the Applicable Margin and the Facility Fee Rate may be adjusted by an increase, a decrease or no adjustment, in each case as set forth in such ESG Amendment; provided that the aggregate amount of any such adjustment shall not exceed (i) in the case of the Facility Fee Rate, an increase and/or decrease of two (2) basis points and (ii) in the case of the Applicable Margin, an increase and/or decrease of two (2) basis points; provided, further, that in no event shall the Facility Fee Rate or the Applicable Margin be less than zero percent (0%) per annum as a result of any such adjustment (any such adjustment, the “Sustainability Pricing Adjustment”).
If an ESG Amendment becomes effective, such ESG Amendment shall specify the related Sustainability Certificate, reporting, validation, lender consent, calculation, true-up and retroactive payment or credit mechanics applicable to any Sustainability Pricing Adjustment. Following the effectiveness of an ESG Amendment, any modification to the ESG Pricing Provisions that does not have the effect of reducing the Facility Fee Rate or the Applicable Margin to a level not otherwise permitted by this Agreement shall be subject only to the consent of the Requisite Lenders.
“Appraised Value” means, with respect to any Property, the “as is” market value of such Property as reflected in the most recent Current Appraisal of such Property.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Subordinated Debt” means, collectively, (i) that certain Subordinated Debt more particularly described on a Schedule 1.1(b) and (ii) all other unsecured Subordinated Debt incurred by Borrower provided that such subordinated Indebtedness complies with the Subordinated Debt Requirements.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability” means, at any time, an amount equal to (a) the aggregate amount of the Revolving Commitments at such time minus (b) the Revolving Facility Outstanding Amount at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement

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as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.2(b).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the Bankruptcy Code of 1978.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus one half of one percent (0.50%) and (c) Adjusted Daily Simple SOFR plus one percent (1.00%); each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Daily Simple SOFR (provided that clause (c) shall not be applicable during any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor); provided, however, that if the Base Rate determined as provided above would be less than zero percent (0.00%), then the Base Rate shall be deemed to be zero percent (0.00%).
“Base Rate Loan” means any Loan bearing interest at a rate based on the Base Rate.
“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions or other amounts denominated in Dollars or calculated with respect thereto, Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable, provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to any such benchmark rate, then “Benchmark” with respect to Obligations, interest, fees, commissions or other amounts denominated in such currency means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2(b)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1) Adjusted Daily Simple SOFR (if such then-current Benchmark is Adjusted Term SOFR);
(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the currency applicable to such Benchmark at such time, and (b) the related Benchmark Replacement Adjustment;

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provided that, if any such Benchmark Replacement pursuant to clauses (1) or (2) above would be less than the applicable Floor, such Benchmark Replacement will be deemed to be the applicable Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests, prepayments, conversions or continuations, the applicability of reserve adjustment provisions, the applicability of breakage provisions, the length of any lookback period, applicable changes to Section 13.10, and other technical, administrative or operational matters) that the Administrative Agent reasonably determines, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term

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rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected

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date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2(b) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Arrangement” means at any time an “employee benefit plan” within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower or any Subsidiary or with respect to which Borrower or any Subsidiary has any liability.
“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.
“Borrower Information” has the meaning given that term in Section 2.6(c).
“Borrowing” means Revolving Loans or Term Loans of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.
“Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York, are open for the conduct of their commercial banking business. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
“Capitalization Rate” means, as applicable (a) seven percent (7.00%) for OMF Properties, (b) seven and one quarter percent (7.25%) for SHOP Properties, (c) nine and three-quarters percent (9.75%) for SNF Properties and (d) for Other Medical Properties (i) not subject to government reimbursement risk, seven and one half percent (7.50%) and (ii) subject to government reimbursement risk, eleven percent (11.00%).
“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date. For the avoidance of doubt, all liabilities related to operating leases, as defined by FASB ASC 842 (or any successor provision), are excluded. Notwithstanding any accounting change after January 1, 2019 that would require lease obligations (whether such lease obligations are entered into before or after such date) that would be treated as operating leases to be classified and accounted for as financing leases or otherwise reflected on

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the consolidated balance sheet of the Parent and its Subsidiaries, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of such date without giving effect to any such changes in accounting and shall not constitute Indebtedness or Capitalized Lease Obligations of the Parent or any of its Subsidiaries as a result of such changes in accounting.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks or the Revolving Lenders, as collateral for Letter of Credit Liabilities or obligations of Revolving Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Co-operation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven (7) days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940 which have net assets of at least $500,000,000 and at least eighty-five percent (85.00%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.
“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Loan, an Initial Term Loan, a Delayed Draw Term Loan or an Incremental Term Loan, and, when used in reference to any Commitment, whether such Commitment is a Revolving Commitment, an Initial Term Loan Commitment, a Delayed Draw Term Loan Commitment or an Incremental Term Loan Commitment.
“Commitments” means, individually or collectively, as the context may require, the Revolving Commitment, the Initial Term Loan Commitment, the Delayed Draw Term Loan Commitment and any Incremental Term Loan Commitments.
“Commodity Exchange Act” means the Commodity Exchange Act, 7 U.S.C. § 1 et seq.
“Compliance Certificate” has the meaning given that term in Section 9.3.

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“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Continue”, “Continuation” and “Continued” each refers to the continuation of (a) a Term SOFR Loan from one Interest Period to another Interest Period or (b) a Daily Simple SOFR Loan as a Daily Simple SOFR Loan, as applicable, in each case, pursuant to Section 2.10 or Section 5.2(b).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a SOFR Loan, (c) the Continuation of a SOFR Loan and (d) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.
“Current Appraisal” means, as of any date of determination with respect to any Property, an M.A.I. appraisal (including through a desktop appraisal) acceptable to the Administrative Agent as to form, prepared by a professional appraiser having at least the minimum qualifications required under applicable law governing the Administrative Agent and the Lenders, including without limitation, FIRREA, or as otherwise reasonably acceptable to the Administrative Agent, and determining the “as is” market value of such Property as between a willing buyer and a willing seller of such Property, which appraisal is dated as of a date that is no more than twelve (12) months prior to such date of determination.
“Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (ii) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days; provided, further, that if Daily Simple SOFR determined as provided above shall ever be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Borrower.
“Daily Simple SOFR Loan” means any Loan bearing interest at a rate based on Daily Simple SOFR (other than pursuant to the Daily Simple SOFR component of the definition of “Base Rate”).
“Debt Rating” has the meaning specified in “Applicable Margin.”

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“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
“Defaulting Lender” means, subject to Section 3.9(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including, with respect to a Revolving Lender, in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice by the Administrative Agent of such determination to the Borrower, the Issuing Banks and each Lender.
“Delayed Draw Term Loans” means, collectively, (i) delayed draw term loans made by the Delayed Draw Term Loan Lenders to the Borrower pursuant to Section 2.5, and (ii) unless the context shall otherwise require, any Incremental Term Loans.
“Delayed Draw Term Loan Availability Period” means the period from and including the Effective Date through the earliest of (a) the date upon which the aggregate Delayed Draw Term Loan

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Commitments are fully advanced pursuant to Section 2.5, (b) May 3, 2027, and (c) the date of termination in full of the Delayed Draw Term Loan Commitments in accordance with the terms hereof.
“Delayed Draw Term Loan Commitment” means, with respect to each Delayed Draw Term Loan Lender, the commitment of such Delayed Draw Term Loan Lender to make Delayed Draw Term Loans in an amount up to, but not exceeding, the amount set forth opposite such Delayed Draw Term Loan Lender’s name on Schedule I as such Lender’s “Delayed Draw Term Loan Commitment Amount”, or as set forth in any applicable Assignment and Assumption, or as the same may be increased or reduced as appropriate to reflect any assignments to or by such Delayed Draw Term Loan Lender effected in accordance with Section 13.5, and as the same may be reduced from time to time pursuant to Section 2.13.
“Delayed Draw Term Loan Commitment Percentage” means as to each Delayed Draw Term Loan Lender with a Delayed Draw Term Loan Commitment, the ratio, expressed as a percentage, of (a) the amount of such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment to (b) the aggregate amount of the Delayed Draw Term Loan Commitments of all Delayed Draw Term Loan Lenders; provided, however, that if at the time of determination the Delayed Draw Term Loan Commitments have been terminated or been reduced to zero, the “Delayed Draw Term Loan Commitment Percentage” of each Delayed Draw Term Loan Lender with a Delayed Draw Term Loan Commitment shall be the “Delayed Draw Term Loan Commitment Percentage” of such Delayed Draw Term Loan Lender in effect immediately prior to such termination or reduction.
“Delayed Draw Term Loan Lender” means a Lender holding a Delayed Draw Term Loan Commitment or a Delayed Draw Term Loan.
“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market or other readily available quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).
“Development Property” means a Property currently under development that has not achieved an Occupancy Rate of seventy percent (70.00%) or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate. A Development Property on which all improvements (other than tenant

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improvements on unoccupied space) related to the development of such Property have been completed for at least twelve (12) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least seventy percent (70.00%).
“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit B to be executed and delivered by the Borrower pursuant to Section 6.1(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
“Disqualified Lender” means (a) any Person identified in writing to the Administrative Agent by the Borrower on or prior to the Closing Date, (b) any Person who is a competitor of the Parent, the Borrower or any Subsidiary that the Borrower has identified in a written notice delivered to the Administrative Agent from time to time; provided such notice shall not (i) become effective until the next Business Day after the date such notice is provided and (ii) apply retroactively to disqualify any Eligible Assignee or Participant that has previously acquired an assignment or participation in the Facility, and (c) any Affiliate of such Person described in clauses (a) and (b) (which, for the avoidance of doubt, shall not include any bona fide debt investment fund that is an Affiliate of such Person) that (i) the Borrower may identify as such in a written notice from time to time (subject to clauses (b)(i) and (ii)), or (ii) is readily identifiable on the basis of such Affiliate’s name.
“Documentation Agents” has the meaning set forth in the introductory paragraph hereof.
“Dollars” or “$” means the lawful currency of the United States of America.
“EBITDA” means, with respect to a Person for any period and without duplication, the sum of: (a) net income (loss) of such Person for such period determined on a consolidated basis, but excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including without limitation, gains and losses from the sale of real estate investments; and (v) equity in net income (loss) of its Unconsolidated Affiliates; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805. For purposes of this definition, nonrecurring items shall be deemed to include (A) gains and losses on early extinguishment of Indebtedness, (B) equity-based compensation, (C) gain/loss from derivatives, (D) casualty-related charges, (E) severance and other restructuring charges, (F) fees, costs and expenses (including, without limitation, legal fees, costs and expenses) incurred in connection with the negotiation, execution and delivery of this Agreement and all amendments, modifications, supplements and waivers thereto, (G) goodwill and intangible impairment costs attributable to acquisitions, (H) acquisition and transaction-related expenses, (I) impairment charges, (J) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP, (K) above/below market lease amortization, (L) non-recurring capital expenditures (including those related to acquisitions, casualty, redevelopment and revenue-enhancement projects) and (M) extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a

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subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived by all of the Lenders.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.5(b)(iii)).
“Eligible Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (a) a remaining term (inclusive of any unexercised extension options exercisable at the ground lessee’s sole election with no veto or approval rights by ground lessor or any lender to such ground lessor other than customary requirements regarding no event of default) of thirty (30) years or more from the date the applicable Property first becomes a Unencumbered Property; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; (e) reasonable limitations on the use of the leased property; and (f) clearly determinable rental payment terms which in no event contain profit participation rights.
“Eligible Property” means a Property which satisfies all of the following requirements as confirmed by the Administrative Agent:
(a)    such Property is fully developed as an OMF Property, SHOP Property, SNF Property, or Other Medical Property;
(b)    such Property is owned in fee simple, or leased under an Eligible Ground Lease, by the Borrower or (i) prior to the Investment Grade Election Effective Date, a Guarantor or (ii) from and after the Investment Grade Election Effective Date, a Subsidiary that is not an Excluded Subsidiary;
(c)    such Property is located in a State or territory of the United States of America, in the District of Columbia, or in Canada;

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(d)    regardless of whether such Property is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property;
(e)    neither such Property, nor if such Property is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens (but not Permitted Liens described in clause (g) of the definition of that term) or (ii) any Negative Pledge;
(f)    such Property is not a Development Property; and
(g)    such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters which, individually or collectively, are not material to the profitable operation of such Property.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

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“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and the rules and regulations thereunder.
“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than those events to which the thirty (30) day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“Erroneous Payment” has the meaning assigned thereto in Section 12.11(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 12.12(d).
“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 12.12(d).
“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 12.12(d).

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“ESG Amendment” means an amendment to this Agreement establishing ESG Pricing Provisions, executed by the Borrower, the Sustainability Structuring Agent and the Requisite Lenders in accordance with this Agreement.
“ESG Pricing Provisions” means provisions establishing (a) specified key performance indicators with respect to environmental, social and governance targets of the Borrower and its Subsidiaries or (b) external ESG ratings targets, together with related reporting, validation, calculation and adjustment mechanics, in each case as agreed pursuant to an ESG Amendment.
“ESG Pricing Outside Date” means the date that is twelve (12) months following the Effective Date, or such later date, not to exceed twenty-four (24) months following the Effective Date, as the Borrower may request and the Sustainability Structuring Agent and the Requisite Lenders may consent to in writing.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Accounts” has the meaning assigned thereto in Section 8.16.
“Excluded Subsidiary” means any Subsidiary (a) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary and (b) that is prohibited from guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under any applicable provision of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office

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or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning set forth in the introductory paragraph hereof.
“Existing Lenders” has the meaning given that term in Section 13.22(b).
“Extended Letter of Credit” has the meaning given that term in Section 2.4(b).
“Facility Fee Rate” means (a) at any time prior to the Investment Grade Election Effective Date, the number of basis points per annum set forth in the following table, with reference to the Pricing Levels set forth in clause (b) of the definition of “Applicable Margin” as applicable at any time prior to the Investment Grade Election Effective Date:

Pricing Level	Facility Fee
1	0.15%
2	0.15%
3	0.20%
4	0.20%
5	0.25%
6	0.30%
7	0.35%

and (b) at any time on and after the Investment Grade Election Effective Date, the number of basis points per annum set forth in the following table, with reference to the Pricing Levels set forth in clause (c) of the definition of “Applicable Margin” as applicable at any time on and after the Investment Grade Election Effective Date:

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Pricing Level	Facility Fee
1	0.10%
2	0.125%
3	0.15%
4	0.20%
5	0.25%
6	0.30%

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Directors of the Borrower (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $1,000,000, such determination may be made by the chief financial officer of the Borrower evidenced by an officer’s certificate delivered to the Administrative Agent.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

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“Fee Letter” means that certain fee letter dated as of June 12, 2026, by and among the Borrower, Wells Fargo and Wells Fargo Securities, LLC, and each other fee letter entered into with a Joint Lead Arranger in connection with the credit facilities evidenced by this Agreement.
“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder or under any other Loan Document.
“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989.
“Fitch” means Fitch Ratings, Inc. and any successor thereto.
“Fixed Charges” means, with respect to a Person and for a given period, the sum of: (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period; provided that Fixed Charges shall not include (i) any amounts with respect to any intracompany Indebtedness between or among the Parent, the Borrower and/or any of their respective Subsidiaries, (ii) gains and losses from the termination or unwinding or break-funding of Derivatives Contracts, (iii) write-offs of unamortized deferred financing fees, (iv) prepayment fees, premiums and penalties, and (v) other unusual or non-recurring items as are reasonably acceptable to the Administrative Agent and the Requisite Lenders. The Parent’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining the Fixed Charges of the Parent.
“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the applicable Test Period to (b) Fixed Charges for such period, in each case determined on a consolidated basis for the Parent and its Subsidiaries in accordance with GAAP; provided that, for purposes of determining compliance with Section 10.1(e), the Fixed Charge Coverage Ratio shall be calculated as follows:
(i)    for the fiscal quarter ending December 31, 2026, based on such fiscal quarter, annualized;
(ii)    for the fiscal quarter ending March 31, 2027, based on the two (2) fiscal quarters most recently ended (including such fiscal quarter), annualized;
(iii)    for the fiscal quarter ending June 30, 2027, based on the three (3) fiscal quarters most recently ended (including such fiscal quarter), annualized; and
(iv)    for the fiscal quarter ending September 30, 2027 and each fiscal quarter thereafter, based on the four (4) consecutive fiscal quarters most recently ended.
“Flood Laws” has the meaning given that term in Section 11.5.
“Floor” means a rate of interest equal to zero percent (0.00%).
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

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“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, with respect to an Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person for such period determined on a consolidated basis, minus (or plus) (b) gains (or losses) from sales of property during such period, plus (c) depreciation and amortization of such Person for such period, plus (d) impairment of real estate assets and investments, all after adjustment for Unconsolidated Affiliates. Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis. Funds From Operations shall be calculated consistent with the National Association of Real Estate Investments Trusts, Inc. as of the Agreement Date, but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), or any arbitrator with authority to bind a party at law.
“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).
“Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and shall in any event include (i) prior to the Investment Grade Election Effective Date, each Material Subsidiary of the Borrower (other than an Excluded Subsidiary), (ii) prior to the Investment Grade Election Effective Date, each Subsidiary of the Borrower (other than an Excluded Subsidiary) that guarantees, or otherwise

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becomes obligated in respect of, any Indebtedness of the Borrower or any other Subsidiary and (iii) the Parent.
“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1 or 8.14 and substantially in the form of Exhibit C.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Incremental Term Loan” has the meaning given that term in Section 2.17(a).
“Incremental Term Loan Commitment” has the meaning given that term in Section 2.17(a).
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade accounts payable and other ordinary course operating accruals in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person (for the avoidance of doubt, all liabilities related to operating leases, as defined by FASB ASC 842 (or any successor provision), are excluded); (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such

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Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided, however, that Preferred Equity Interests that do not have any mandatory redemption requirement or sinking fund payment shall not constitute Indebtedness; (g) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof at such time (but in no event less than zero); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); and (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation, to the extent of the value of the property or assets encumbered by such lien; provided, that, for the avoidance of doubt, no agreement, commitment or arrangement (including any “at-the-market” equity offering program or forward equity sale program) for the sale of Equity Interests issued by the Parent at a future date, that the Parent may elect, in its sole discretion, to settle by (A) delivery of the Parent's Equity Interests or (B) payment of the net cash value of such Equity Interests at the time, shall constitute Indebtedness. For all purposes hereof, the net obligations under Derivatives Contracts shall not be less than zero. Any liability will be excluded so long as it is (1) secured by a letter of credit issued for the benefit of the Parent, the Borrower or any of their respective Subsidiaries in form and substance and from a financial institution reasonably acceptable to the Administrative Agent, but only to the extent neither the Parent, the Borrower nor any of their respective Subsidiaries has liability therefor, (2) any obligation (including obligations under so-called “sandwich leases”) against which a third party indemnifies the Parent, the Borrower or any of their respective Subsidiaries, or guarantees all loss suffered by the Parent, the Borrower or any of their respective Subsidiaries on account thereof, provided that (x) such indemnitor or guarantor maintains a long-term unsecured debt rating of at least Investment Grade from S&P or Moody’s, or, in the absence of such a rating, a tangible net worth reasonably acceptable to the Administrative Agent, and (y) the Administrative Agent has confirmed in its reasonable discretion that such indemnitor or guarantor has the financial wherewithal to satisfy its obligation, or (3) otherwise acceptable as a “Covered Liability” in the reasonable discretion of the Administrative Agent and the Requisite Lenders. Indebtedness of a Person shall include Indebtedness of any other Person to the extent such Indebtedness is recourse to such first Person. All Revolving Loans, Term Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.
“Indemnified Party” has the meaning given that term in Section 13.9.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Indemnity Proceeding” has the meaning given that term in Section 13.9.
“Initial Term Loan” means a loan made by a Term Loan Lender to the Borrower pursuant to Section 2.2(a).

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“Initial Term Loan Commitment” means, as to any Term Loan Lender, such Lender’s obligation to make Initial Term Loans on the Effective Date in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Initial Term Loan Commitment Amount”.
“Intellectual Property” has the meaning given that term in Section 7.1(t).
“Interest Expense” means, for any period, for a Person and its Subsidiaries on a consolidated basis, the sum, without duplication, of all (a) interest expense for such period determined in accordance with GAAP (but excluding, to the extent included in Interest Expense, amortization of deferred financing fees, amortization of debt discounts and swap breakage costs), (b) interest that is capitalized in such period in accordance with GAAP and (c) cash settlement payments made by such Person and its Subsidiaries during such period pursuant to non-designated Derivative Contracts, minus the aggregate amount of all cash settlement payments received by such Person and its Subsidiaries during such period pursuant to such non-designated Derivative Contracts. The Parent’s Ownership Share of the Interest Expense of its Unconsolidated Affiliates will be included when determining the Interest Expense of the Parent.
“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing, Notice of Continuation or Notice of Conversion, as applicable, and subject to Availability.
“Internal Revenue Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Election Effective Date” means the first Business Day following the date on which the Borrower has delivered to the Administrative Agent (and the Administrative Agent shall promptly provide a copy of such notice to the Lenders) a certificate signed by a Responsible Officer of the Borrower (a) certifying that the Investment Grade Rating Criteria has been satisfied with respect to the Parent (which certification shall also set forth the Debt Rating(s) as in effect, if any, from each of S&P, Moody’s and Fitch as of such date) and (b) notifying the Administrative Agent that the Borrower has irrevocably elected to have the Applicable Margin and the Facility Fee Rate determined by reference to the ratings-based pricing grid.

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“Investment Grade Rating Criteria” means a Debt Rating of at least BBB- by S&P, at least Baa3 by Moody’s and at least BBB- by Fitch; provided that the Parent shall be deemed to have received “Investment Grade Ratings” if it has such ratings from at least two of S&P, Moody’s and Fitch.
“Issuing Bank” means each of Wells Fargo and BMO Bank, N.A. (and each of their successors and permitted assigns), each in its capacity as an issuer of Letters of Credit pursuant to Section 2.4.
“Joint Bookrunners” has the meaning set forth in the introductory paragraph hereof.
“Joint Lead Arrangers” has the meaning set forth in the introductory paragraph hereof.
“L/C Commitment Amount” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The amount of each Issuing Bank’s L/C Commitment is set forth on Schedule I(b).
“L/C Disbursement” has the meaning given to that term in Section 3.9(b).
“Latest Maturity Date” means the latest of the Revolving Termination Date and the Term Loan Maturity Date, in each case as the same may be extended pursuant to Section 2.14.
“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns including, collectively, the Revolving Lenders and the Term Loan Lenders; provided, however, that except as otherwise expressly provided herein, the term “Lender”, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.
“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Specified Derivatives Providers, the Specified Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.5, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
“Letter of Credit” has the meaning given that term in Section 2.4(a).
“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders, and under the sole dominion and control of the Administrative Agent.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.
“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal

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amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, (i) a Revolving Lender (other than a Revolving Lender that is the Issuing Bank for the applicable Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.4 in the related Letter of Credit, and the Revolving Lender that is the Issuing Bank for such Letter of Credit shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the other Revolving Lenders of their participation interests under such Section and (ii) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Level” has the meaning given that term in the definition of the term “Applicable Margin.”
“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness as of such date to (b) Total Asset Value as of such date, in each case determined on a consolidated basis for the Parent and its Subsidiaries in accordance with GAAP.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.
“Loan” and “Loans” means the collective reference to the Revolving Loans and the Term Loans, and “Loan” means any of such Loans.
“Loan Documents” means this Agreement, each Note, the Guaranty, each Letter of Credit Document, the Fee Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party to the Administrative Agent or a Lender in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract and any Specified Cash Management Agreement).
“Loan Party” means each of the Borrower, the Parent, and each other Person who Guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations. Schedule 1.1(a) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is

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convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the date that is six (6) months after the Latest Maturity Date.
“Material Acquisition” means a single or a series of acquisition(s) of assets with an aggregate purchase price of more than twenty percent (20.00%) of Adjusted Total Asset Value.
“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Banks and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.
“Material Contract” means any lease and any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which the Borrower, or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Subsidiary” means any Subsidiary (a) of the Parent that owns a Property included in the determination of Unencumbered Asset Value and (b) to which more than five percent (5.00%) of Adjusted Total Asset Value is attributable on an individual basis.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.
“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Borrower or a Subsidiary is the holder and retains the rights of collection of all payments thereunder.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber

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its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Operating Income” or “NOI” means, for any Property and for a given period, the following (without duplication and determined on a consistent basis with prior periods): (a) rents, common area reimbursements and service and other revenues received by a Loan Party (excluding any portion received by a Loan Party that is contemporaneously paid over to a Person that is not a Loan Party) in the ordinary course from such Property (including proceeds from rent loss or business interruption insurance (but not in excess of the actual rent otherwise payable) but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent), minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) by a Loan Party and not reimbursed by a Person that is not a Loan Party related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, casualty or remediation costs to the extent reimbursed by insurance covering such Property and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Parent and its Subsidiaries and any property management fees), minus (c) the Reserve for Replacements for such Property as of the end of such period, minus (d) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to three percent (3.00%) of the gross revenues for such Property for such period.
“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.
“Non-Consenting Lender” means any Lender that does not approve any consent, approval, amendment or waiver that (a) requires the consent of all Lenders or all affected Lenders in accordance with the terms of Section 13.6 and (b) has been approved by the Requisite Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” means the Revolving Notes and Term Loan Notes.
“Notice of Borrowing” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1(b), Section 2.2(b) or Section 2.5(b) evidencing the Borrower’s request for a borrowing of Revolving Loans, Initial Term Loans or Delayed Draw Term Loans, as applicable.
“Notice of Continuation” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Continuation of a SOFR Loan.

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“Notice of Conversion” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts or Specified Cash Management Agreements.
“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) (i) in the case of an OMF Property, Other Medical Property or SNF Property, net rentable square footage of such Property and (ii) in the case of a SHOP Property, number of units of such Property, in each case, actually leased by tenants that are not Affiliates of the Borrower and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for thirty (30) or more days to (b) the aggregate (i) in the case of an OMF Property, Other Medical Property or SNF Property, net rentable square footage of such Property and (ii) in the case of a SHOP Property, number of units of such Property.
“Operating Summary” shall have the meaning set forth in Section 9.4(d).
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Obligations” means, with respect to a Person: (a) obligations of such Person in respect of any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person has sold, conveyed or otherwise transferred, or granted a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person; (b) obligations of such Person under a sale and leaseback transaction that does not create a liability on the balance sheet of such Person; (c) obligations of such Person under any so-called “synthetic” lease transaction; (d) obligations of such Person under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person; and (e) in the case of the Parent, liabilities and obligations of the Parent, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the SEC.
“OMF Property” means a Property the substantial use of which is diagnostic centers, health and wellness centers, integrated medical facilities, large physician clinics, imaging centers or behavioral healthcare facilities.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Medical Property” means a Property that is leased primarily to healthcare tenant(s) or used primarily in the healthcare sector.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, and as codified at 31 C.F.R. § 850.101 et seq.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.
“Parent” has the meaning set forth in the introductory paragraph hereof.
“Participant” has the meaning given that term in Section 13.5(d).
“Participant Register” has the meaning given that term in Section 13.5(d).
“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) which, in each case, are not at the time required to be paid or discharged under Section 8.6, (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 8.6; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (d) Liens consisting of encumbrances in the nature

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of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the other Lenders and Issuing Banks; (g) Liens in existence on the Agreement Date and set forth on Schedule 1.1(c); (h) Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business; (i) the interests of lessees and lessors under leases or subleases of, and the interest of managers or operators with respect to, personal property made in the ordinary course of business; (j) Liens that are disclosed as exceptions in a title insurance policy issued in favor of the Parent or its Subsidiaries and accepted by the Administrative Agent as Permitted Title Exceptions; (k) Liens on property acquired by the Parent or any of its Subsidiaries after the date hereof and which are in place at the time such properties are so acquired and not created in contemplation of such acquisition; provided that (i) such Liens are discharged within one hundred eighty (180) days following the date of acquisition, (ii) no such Lien shall exist on any Property included in the calculation of Unencumbered Asset Value, and (iii) the aggregate outstanding principal amount of obligations secured by Liens permitted under this clause (k) shall not exceed $25,000,000 at any time; (l) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (m) Liens securing judgments for the payment of money in an aggregate amount that, together with all other judgments not satisfied, vacated, stayed or bonded, does not exceed the judgment threshold set forth under the judgments Event of Default ($75,000,000, or $100,000,000 after the Parent has received Investment Grade Ratings), or securing appeal or other surety bonds related to such judgments; (n) liens solely on any cash earnest money deposits made by the Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement; (o) assignments to a reverse Section 1031 exchange trust; and (p) Liens on assets of the Borrower or any of its Subsidiaries (other than any Unencumbered Property or any direct or indirect ownership interest in any Person owning an Unencumbered Property) securing obligations under Specified Derivatives Contracts entered into with Specified Derivatives Providers in the ordinary course of business and not for speculative purposes.
“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Post-Default Rate” means (a) with respect to any principal of any Loan or any Reimbursement Obligation, the rate otherwise applicable plus an additional two percent (2.00%) per annum and (b) with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2.00%).
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent, the Borrower or any Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in

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Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent, the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Principal Office” means the office of the Administrative Agent located at 1525 West W.T. Harris Blvd., Charlotte, North Carolina 28262, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.
“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) the amount of such Lender’s Total Credit Exposure to (b) the aggregate amount of the Total Credit Exposure of all Lenders. If at the time of determination, the Commitments have terminated and there are no outstanding Loans or Letter of Credit Liabilities, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Commitments were in effect or there were any outstanding Loans or Letter of Credit Liabilities.
“Property” means a parcel (or group of related parcels) of real property owned or leased (in whole or in part) by the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate.
“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Register” has the meaning given that term in Section 13.5(c).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the FRB) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities,

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in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, implemented or issued.
“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse an Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit issued by such Issuing Bank.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, trustees, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.
“Requisite Lenders” means, as of any date, (a) Lenders having more than fifty percent (50.00%) of the aggregate amount of the Total Credit Exposure of all Lenders; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two (2) or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two (2) Lenders (who are not Affiliates of one another). For purposes of this definition, a Lender shall be deemed to hold Letter of Credit Liabilities to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Requisite Revolving Lenders” means, as of any date, (a) Revolving Lenders having more than fifty percent (50.00%) of the aggregate amount of the Revolving Commitments, or (b) if the Revolving Commitments have been terminated or reduced to zero (0), Revolving Lenders holding more than fifty percent (50.00%) of the Revolving Credit Exposure of all Revolving Lenders; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two (2) or more Revolving Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Revolving Lenders” shall in no event mean less than two (2) Revolving Lenders (who are not Affiliates of one another). For purposes of this definition, a Revolving Lender shall be deemed to hold Letter of Credit Liabilities to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Requisite Term Loan Lenders” means, as of any date, Term Loan Lenders holding more than fifty percent (50.00%) of the sum of the aggregate outstanding principal amount of all Term Loans and the aggregate unused Delayed Draw Term Loan Commitments; provided, that, (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two (2) or more Term Loan Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Term Loan Lenders” shall in no event mean less than two (2) Term Loan Lenders (who are not Affiliates of one another).
“Reserve for Replacements” means, for any period and with respect to any Property, an amount equal to (a) (i) in the case of an OMF Property, Other Medical Property or SNF Property, the aggregate square footage of such Property and (ii) in the case of a SHOP Property, number of units of such Property multiplied by (b) (i) in the case of an OMF Property, Other Medical Property or SNF Property, $0.50 and (ii) in the case of a SHOP Property, $350.00 multiplied by (c) the number of days in such period divided by (d) 365. If the term Reserve for Replacements is used without reference to any specific Property, then

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it shall be determined on an aggregate basis with respect to all Properties and the applicable Ownership Shares of all Properties of all Unconsolidated Affiliates.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means with respect to the Parent, the Borrower or any Subsidiary, the chief executive officer, the chief financial officer and any executive vice president of the Parent, the Borrower or such Subsidiary.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Parent, the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Parent, the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent, the Borrower or any of its Subsidiaries now or hereafter outstanding.
“Revolving Commitment” means, as to each Revolving Lender, such Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.1, to issue (in the case of an Issuing Bank) and to participate (in the case of the other Revolving Lenders) in Letters of Credit pursuant to Section 2.4(i), in an amount up to, but not exceeding the amount set forth for such Revolving Lender on Schedule I as such Revolving Lender’s “Revolving Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Person becoming a Revolving Lender in accordance with Section 2.17, as the same may be reduced from time to time pursuant to Section 2.13 or increased or reduced as appropriate to reflect any assignments to or by such Revolving Lender effected in accordance with Section 13.5 or increased as appropriate to reflect any increase effected in accordance with Section 2.17.
“Revolving Commitment Percentage” means, as to each Revolving Lender with a Revolving Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Revolving Commitments have been terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Lender with a Revolving Commitment shall be the “Revolving Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.
“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Liabilities at such time.
“Revolving Extension Notice” has the meaning given to that term in Section 2.14(a).
“Revolving Facility Outstanding Amount” means, at any time, the aggregate outstanding principal amount of all Revolving Loans and other extensions of credit under the Revolving Facility.
“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans.

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“Revolving Loan” means a loan made by a Revolving Lender to the Borrower pursuant to Section 2.1(a).
“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit G-1, payable to a Revolving Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.
“Revolving Termination Date” means, initially, August 3, 2030, or such later date to which the Revolving Termination Date may be extended pursuant to Section 2.14(a).
“Sanctioned Country” means, at any time, a country, territory or region which is itself, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury, Global Affairs Canada, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury, Canada, or other relevant sanctions authority in any jurisdiction in which (a) Parent, the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the extensions of credit hereunder will be used, or (c) from which repayment of the extensions of credit hereunder will be derived.
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any lien on any property other than Permitted Liens and, in the case of the Parent shall include (without duplication) the Parent’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates; provided that in no event shall Indebtedness constitute “Secured Indebtedness” solely as a result of any security interest granted to the Administrative Agent or any Issuing Bank solely in any cash collateral or any account or other property, including proceeds thereof, established for the purpose of securing obligations in respect of letters of credit, exchange rate fluctuations or otherwise to the extent required pursuant to any of the cash collateralization provisions of any Loan Document.
“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Secured Indebtedness as of such date to (b) Total Asset Value as of such date, in each case determined on a consolidated basis for the Parent and its Subsidiaries in accordance with GAAP.

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“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).
“SHOP Property” means a Property the substantial use of which is senior residences, independent living facilities, assisted living facilities, and memory care facilities.
“SNF Property” means a Property the substantial use of which is a skilled nursing facility.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Loan” means any Daily Simple SOFR Loan or Term SOFR Loan.
“Specified Cash Management Agreement” means any Cash Management Agreement that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Cash Management Bank.
“Specified Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Effective Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.
“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider.
“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.
“Stabilization Date” means, with respect to any Unencumbered Property, the last day of the month in which the Net Operating Income of such Property equals or exceeds the corresponding Net

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Operating Income levels used in the applicable Appraisal to determine the “stabilized value” of such Property for 30 (thirty) consecutive days as certified by the Borrower. If a new Appraisal is obtained as permitted by this Agreement, the Stabilization Date shall be reestablished as the last day of the month to occur following acceptance of such Appraisal by the Administrative Agent during which month the Net Operating Income of such Property equals or exceeds the corresponding Net Operating Income levels used in such Appraisal to determine the “stabilized value” of such Property as certified by the Borrower.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.
“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.
“Subordinated Debt” means any Indebtedness of the Borrower or any of its Subsidiaries that is unsecured and by its terms is expressly subordinated in right of payment to the prior payment of the Loans and the Obligations on terms and conditions, and evidenced by documentation (a) satisfactory to the Administrative Agent so long as such subordinated Indebtedness is for borrowed money by Borrower and complies with the Subordinated Debt Requirements or (b) satisfactory to the Administrative Agent and the Requisite Lenders. “Subordinated Debt” shall specifically include the Approved Subordinated Debt.
“Subordinated Debt Requirements” means indebtedness of Borrower that (1) is evidenced by an unsecured promissory note having a maturity date that is no earlier than six (6) months after the later of (x) the Revolving Termination Date and (y) the Term Loan Maturity Date, in form and substance satisfactory to Administrative Agent, (2) is expressly subordinated to the Obligations pursuant to the terms and conditions of a subordination agreement in form and substance satisfactory to Administrative Agent, to be entered into by and among the subordinated lender, Borrower, and Administrative Agent, for the benefit of Lenders, (3) complies with the covenants and restrictions for Subordinated Debt set forth in this Agreement, including, without limitation, Section 10.13 of this Agreement, and (4) after giving effect to such indebtedness, the Loan Parties are in compliance with the financial covenants set forth in Section 10.1 of this Agreement on a pro forma basis, as evidenced by delivery to Administrative Agent of a Compliance Certificate.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company, trust or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, trustees or other individuals performing similar functions of such corporation, partnership, limited liability company, trust or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Unless explicitly set forth to the contrary, a reference to a “Subsidiary” means a direct or indirect Subsidiary of the Borrower.
“Substantial Amount” means, at the time of determination thereof, an amount in excess of twenty-five percent (25.00%) of total consolidated assets (exclusive of depreciation) at such time of the Borrower and its Subsidiaries determined on a consolidated basis.

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“Sustainability Certificate” means any certificate required to be delivered by the Borrower or the Parent pursuant to the ESG Pricing Provisions set forth in an effective ESG Amendment.
“Sustainability Pricing Adjustment” has the meaning given that term in the definition of “Applicable Margin.”
“Sustainability Structuring Agent” means Wells Fargo Securities, LLC, in its capacity as Sustainability Structuring Agent.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Syndication Agents” has the meaning set forth in the introductory paragraph hereof.
“Tangible Net Worth” means, as of a given date, the stockholders’ equity of the Parent and its Subsidiaries determined on a consolidated basis plus accumulated depreciation and amortization, minus (to the extent included when determining stockholders’ equity of the Parent and its Subsidiaries): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, but excluding interests in real estate that are classified as intangible assets in accordance with GAAP, all determined on a consolidated basis.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Tenant Lease” means any lease entered into by the Borrower, any Loan Party or any Subsidiary with respect to any portion of a Property.
“Term Facility Outstanding Amount” means, at any time, the aggregate outstanding principal amount of all Term Loans.
“Term Loan Commitment” means the Initial Term Loan Commitment, the Delayed Draw Term Loan Commitment and, if applicable, any Incremental Term Loan Commitment.
“Term Loan Extension Notice” has the meaning given to that term in Section 2.14(b).
“Term Loan Lender” means, at any time, any Lender that has a Term Loan Commitment or holds a Term Loan at such time.
“Term Loan Maturity Date” means, with respect to the Initial Term Loans, the Delayed Draw Term Loans and any Incremental Term Loans, August 3, 2029, or such later date to which the Term Loan Maturity Date may be extended pursuant to Section 2.14(b).

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“Term Loan Note” means a promissory note of the Borrower substantially in the form of Exhibit G-2, or Exhibit G-3 in the case of Delayed Draw Term Loans, payable to a Term Loan Lender in a principal amount equal to the amount of Term Loans of a given Class made by such Term Loan Lender.
“Term Loans” means the collective reference to the Initial Term Loans, the Delayed Draw Term Loans and, unless the context otherwise requires, any Incremental Term Loans, and “Term Loan” means any such Loan.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Loan” means any Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on Adjusted Term SOFR.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Titled Agents” means, collectively, the Lead Arrangers, the Syndication Agents and the Documentation Agents.
“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Subsidiaries determined on a consolidated basis:

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(a)    unrestricted cash and cash equivalents (other than tenant deposits and other cash and cash equivalents that are subject to a lien or a Negative Pledge or the disposition of which is restricted in any way); provided that no such cash and cash equivalents shall be added to Total Asset Value to the extent that such cash and cash equivalents have been deducted from Total Indebtedness in the calculation of the Maximum Leverage Ratio covenant; plus escrow and other deposits to the extent available for the repayment of Indebtedness (other than escrow and other deposits that are subject to a lien or a Negative Pledge or the disposition of which is restricted in any way); plus
(b)    for the immediately preceding quarter most recently ended (i) in the case of OMF Properties, for each such OMF Property, the quotient of (A) annualized NOI attributable to such OMF Property for the applicable test period, divided by (B) the applicable Capitalization Rate, (ii) in the case of SHOP Properties, for each such SHOP Property, the quotient of (A) annualized NOI attributable to such SHOP Property for the applicable test period, divided by (B) the applicable Capitalization Rate, (iii) in the case of Other Medical Properties, for each such Other Medical Property, the quotient of (A) annualized NOI attributable to such Other Medical Property for the applicable test period, divided by (B) the applicable Capitalization Rate, and (iv) in the case of SNF Properties, for each such SNF Property, the quotient of (A) annualized NOI attributable to such SNF Property for the applicable test period, divided by (B) the applicable Capitalization Rate (provided, in each case, that the resulting calculation for any Property shall not be less than zero). At the Borrower’s option, with respect to any Property having an annualized NOI of less than $100,000, the Borrower may, for purposes of determining the Total Asset Value of such Property, utilize the Current Appraisal for such Property (subject to the Administrative Agent’s approval in its reasonable discretion); provided that the use of such Current Appraisal shall only be permitted for a period of twelve (12) months following the date such Property first has an NOI of less than $100,000 , after which time such Property shall receive no credit unless its NOI is positive. At the Borrower’s option, with respect to any Property that was acquired by the Borrower or any Subsidiary less than twelve (12) calendar months prior to the end of any calendar quarter, the Borrower may, for purposes of determining the Total Asset Value of such Property, utilize the aggregate consideration paid by the Borrower or any Subsidiary for such Property; plus
(c)    the purchase price paid by the Borrower or any Subsidiary (less any amounts paid to the Borrower or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Property acquired by the Borrower or such Subsidiary during the immediately preceding period of four consecutive fiscal quarters most recently ended; plus
(d)    the GAAP book value of all Development Properties; plus
(e)    the GAAP book value of Unimproved Land; plus
(f)    the GAAP book value of mortgage notes receivable, investments in equity interests of other persons including common shares, preferred shares and mutual funds.
The Parent’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) shall be included in the calculation of Total Asset Value consistent with the above-described treatment for assets owned by the Borrower or a Subsidiary. For purposes of determining Total Asset Value: (1) Net Operating Income from Development Properties, Properties disposed of by the Borrower or any Subsidiary during the fiscal quarter most recently ended and Properties acquired by the Borrower or any Subsidiary during the fiscal quarter most recently ended shall be excluded from the immediately preceding clause (b); and (2) to the

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extent the amount of Total Asset Value attributable to Properties located in Canada would exceed twenty percent (20.00%) of Total Asset Value, such excess shall be excluded.
For purposes of calculating the Total Asset Value, value attributable to investments in the following types of assets in excess of the applicable percentage specified below shall be excluded from the calculation of Total Asset Value:
a.    Unimproved Land    5.00%
b.    Stock Holdings    5.00%

    Investments in Persons that are not Unconsolidated Affiliates or Subsidiaries.
c.    Mortgage Receivables    10.00%

Mortgage Receivables to be valued based on aggregate book value.
d.    Development Properties    10.00%
e.    Unconsolidated Affiliates    5.00%
f.    Construction    10.00%
Construction to be measured based on Total Budgeted Cost.

In addition, unless otherwise specified, if the aggregate value of the items described in (a) through (f) above exceeds thirty-five percent (35.00%) of Total Asset Value, such excess shall be excluded from the calculation of Total Asset Value.
“Total Budgeted Cost” means, with respect to a Development Property, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property to achieve an Occupancy Rate of one hundred percent (100.00%), including without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements; (e) leasing commissions and (f) other hard and soft costs associated with the development or redevelopment of such Property. With respect to any Property to be developed in more than one phase, the Total Budgeted Cost shall exclude budgeted costs (other than costs relating to acquisition of land and related improvements) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Borrower, any other Subsidiary or any Unconsolidated Affiliate, as the case may be.
“Total Credit Exposure” means, as to any Lender at any time, the Revolving Commitments, the Delayed Draw Term Loan Commitments and the aggregate outstanding portion of Term Loans, in each case, held by such Lender at such time.

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“Total Indebtedness” means, as to any Person as of a given date and without duplication: the sum of: (a)(i) all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis plus (ii) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person, minus (b) unrestricted cash and cash equivalents of such Person and its Subsidiaries in an amount not to exceed $25,000,000.
“Total Liabilities” means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication): (a) all Indebtedness of such Person; (b) all accounts payable and accrued expenses of such Person; (c) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a contractual agreement (excluding any such obligation (i) to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock) and (ii) which such Person can terminate without incurring expenses and losses in excess of five percent (5.00%) of the aggregate amount payable by such Person if the transaction contemplated by such contractual agreement were to be consummated in accordance with its terms); (d) all liabilities of any Unconsolidated Affiliate of such Person, which liabilities such Person has Guaranteed or is otherwise obligated on a recourse basis; and (e) such Person’s Ownership Share of the Total Liabilities of any Unconsolidated Affiliate of such Person. For purposes of clause (c) of this definition, the amount of Total Liabilities of a Person at any given time in respect of (x) a contract to purchase or otherwise acquire unimproved or fully developed real property shall be equal to (i) the total purchase price payable by such Person under such contract if, at such time, the seller of such real property would be entitled to specifically enforce such contract against such Person, otherwise, (ii) the aggregate amount of due diligence deposits, earnest money payments and other similar payments made by such Person under such contract which, at such time, would be subject to forfeiture upon termination of the contract and (y) a contract relating to the acquisition of real property which the seller is required to develop or renovate prior to, and as a condition precedent to, such acquisition, shall equal the maximum amount reasonably estimated to be payable by such Person under such contract assuming performance by the seller of its obligations under such contract, which amount shall include, without limitation, any amounts payable after consummation of such acquisition which may be based on certain performance levels or other related criteria. For purposes of this definition, if the assets of a Subsidiary of a Person consist solely of Equity Interests in one Unconsolidated Affiliate of such Person and such Person is not otherwise obligated in respect of the Indebtedness of such Unconsolidated Affiliate, then only such Person’s Ownership Share of the Indebtedness of such Unconsolidated Affiliate shall be included as Total Liabilities of such Person.
“Total Outstanding Amount” means, at any time, the sum of (a) the Revolving Facility Outstanding Amount and (b) the Term Facility Outstanding Amount.
“Type” means, with respect to any Revolving Loan or Term Loan, whether such Loan or portion thereof is a Term SOFR Loan, Daily Simple SOFR Loan, or a Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain

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credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“Unencumbered Asset Value” means, as of any date of determination, (a) annualized Unencumbered Adjusted NOI for the fiscal quarter most recently ended divided by the applicable Capitalization Rate (provided that the resulting calculation for an individual Property shall not be less than zero) plus (b) the purchase price paid by the Borrower or any Subsidiary (less any amounts paid to the Borrower or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Unencumbered Property acquired by the Borrower or such Subsidiary during the fiscal quarter most recently ended. For purposes of determining Unencumbered Asset Value: (1) Unencumbered Adjusted NOI from Eligible Properties disposed of by the Borrower or any Subsidiary during the fiscal quarter most recently ended shall be excluded; and (2) to the extent the amount of Unencumbered Asset Value attributable to Properties located in Canada would exceed twenty percent (20.00%) of Unencumbered Asset Value, such excess shall be excluded;.
For purposes of calculating the Unencumbered Asset Value, value attributable to investments in the following types of assets in excess of the applicable percentage specified below shall be excluded from the calculation of Unencumbered Asset Value:
a.    Unimproved Land    5.00%
b.    Stock Holdings    5.00%

Investments in Persons that are not Unconsolidated Affiliates or Subsidiaries.
c.    Mortgage Receivables    10.00%

Mortgage Receivables to be valued based on aggregate book value.
d.    Unconsolidated Affiliates    5.00%
In addition, if the aggregate value of the items described in (a) through (d) above exceed thirty-five percent (35.00%) of Unencumbered Asset Value, such excess shall be excluded from the calculation of Unencumbered Asset Value.
“Unencumbered Adjusted NOI” means, for any period, (a) the Net Operating Income for all Unencumbered Properties for such period minus (b) Reserve for Replacements for such period.

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“Unencumbered Property” means an Eligible Property. A Property shall cease to be an Unencumbered Property if at any time such Property shall cease to be an Eligible Property unless otherwise agreed by the Requisite Lenders.
“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.
“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.
“Unsecured Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Unencumbered Adjusted NOI for the applicable Test Period to (b) Unsecured Interest Expense for such period, in each case determined on a consolidated basis for the Parent and its Subsidiaries in accordance with GAAP; provided that, for purposes of determining compliance with Section 10.1(f), the Unsecured Interest Coverage Ratio shall be calculated as follows:
(i)    for the fiscal quarter ending December 31, 2026, based on such fiscal quarter, annualized;
(ii)    for the fiscal quarter ending March 31, 2027, based on the two (2) fiscal quarters most recently ended (including such fiscal quarter), annualized;
(iii)    for the fiscal quarter ending June 30, 2027, based on the three (3) fiscal quarters most recently ended (including such fiscal quarter), annualized; and
(iv)    for the fiscal quarter ending September 30, 2027 and each fiscal quarter thereafter, based on the four (4) consecutive fiscal quarters most recently ended.
“Unsecured Interest Expense” means, with respect to a Person and for any period, all Interest Expense of such Person for such period attributable to Unsecured Indebtedness of such Person.
“Unsecured Leverage Ratio” has the meaning given that term in Section 10.1(d).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.1(c), 2.9(a), 2.10, and 2.11, in each case, such day is also a Business Day.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(III).
“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time

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directly or indirectly owned and controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.
“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2.General; References to Central Time.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Agreement Date; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 13.6); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory

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provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, (ii) the word “or” shall not be exclusive and shall have the inclusive meaning of “and/or” and (iii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Central time daylight or standard, as applicable.
Section 1.3.Financial Attributes of Non-Wholly Owned Subsidiaries.
When determining the Applicable Margin and compliance by the Parent or the Borrower with any financial covenant contained in any of the Loan Documents only the Ownership Share of the Parent or the Borrower, as applicable, of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.
Section 1.4.Rates.
The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, subject to regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for certain benchmark rates and, as a result, such benchmark rates may cease to comply with Applicable Laws and regulations, may be permanently discontinued, or the basis on which they are calculated may change. In the event that the then-current Benchmark is no longer available or in certain other circumstances set forth in Section 5.2(b), such Section 5.2(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 5.2(b), of any change to the reference rate upon which the interest rate on Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of, or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, or with respect to any alternative, comparable, or successor rate thereto or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor, or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.2(b), will be similar to, or produce the same value or economic equivalence of, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, or any other Benchmark, or have the same volume or liquidity as did any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation, or composition of any Benchmark Replacement Conforming Changes.
Neither the Administrative Agent nor any Lender warrants or accepts responsibility for, and none of the foregoing shall have any liability with respect to, the administration, submission, or any other matter related to the rates in the definitions of “Base Rate,” “Adjusted Daily Simple SOFR,” “Daily Simple SOFR,” “Prime Rate,” “Spot Rate,” “Adjusted Term SOFR,” “Term SOFR,” or “Term SOFR Reference Rate,” or with any comparable or successor rate to any of the foregoing, or any replacement rate therefor.
Section 1.5.Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person,

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then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Article II.Credit Facility
Section 2.1.Revolving Loans.
(a)Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.16, each Revolving Lender severally and not jointly agrees to make Revolving Loans denominated in Dollars to the Borrower during the period from and including the Effective Date to but excluding the Revolving Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Revolving Lender’s Revolving Commitment. Each borrowing of Revolving Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof. Notwithstanding the immediately preceding two sentences but subject to Section 2.16, a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.
(b)Requests for Revolving Loans. Not later than 11:00 a.m. Central time (i) on the date of a borrowing of Revolving Loans that are to be Base Rate Loans, (ii) on the date of a borrowing of Revolving Loans that are to be Daily Simple SOFR Loans and (iii) at least three (3) U.S. Government Securities Business Days prior to a borrowing of Revolving Loans that are to be Term SOFR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the Type of the requested Revolving Loans, and if such Revolving Loans are to be Term SOFR Loans, the initial Interest Period for such Revolving Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower.
(c)Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Lender of the proposed borrowing. Each Revolving Lender shall deposit an amount equal to the Revolving Loan to be made by such Revolving Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 11:00 a.m. Central time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, not later than 2:00 p.m. Central time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.
Section 2.2.Term Loans.
(a)Making of Initial Term Loans. Subject to the terms and conditions hereof, on the Effective Date, each Term Loan Lender severally and not jointly agrees to make an Initial Term Loan denominated in Dollars to the Borrower in the aggregate principal amount equal to the amount of such Lender’s Initial Term Loan Commitment. Upon a Lender’s funding of its Initial Term Loan, the Initial Term Loan Commitment of such Lender shall terminate.
(b)Requests for Initial Term Loans. Not later than 11:00 a.m. Central time at least two (2) Business Days prior to the anticipated Effective Date, the Borrower shall give the Administrative Agent notice requesting that the Term Loan Lenders make the Initial Term Loans on the Effective Date and specifying the aggregate principal amount of Initial Term Loans to be borrowed, the Type of the Initial Term Loans, and if such Initial Term Loans are to be SOFR Loans, the initial Interest Period for the Initial Term Loans. Such notice shall be irrevocable once given and binding on the Borrower. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender.

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(c)Funding of Initial Term Loans. Each Term Loan Lender shall deposit an amount equal to the Initial Term Loan to be made by such Term Loan Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds, not later than 11:00 a.m. Central time on the Effective Date. Subject to fulfillment (or waiver by all of the Lenders) of the applicable conditions set forth in Section 6.1, the Administrative Agent shall make available to the Borrower in the account specified by the Borrower in the Disbursement Instruction Agreement, not later than 2:00 p.m. Central time on the Effective Date, the proceeds of such amounts received by the Administrative Agent. The Borrower may not reborrow any portion of the Initial Term Loans once repaid.
Section 2.3.Assumptions Regarding Funding by Lenders.
(a)With respect to any Borrowings, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent its portion of such Borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Borrowing available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Borrowing to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Borrowing, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Borrowing with interest thereon, for each day from and including the date such Borrowing is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Borrowing, the amount so paid shall constitute such Lender’s portion of the Borrowing included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Borrowing to be made by such Lender.
Section 2.4.Letters of Credit.
(a)Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.16, the Issuing Banks, on behalf of the Revolving Lenders, agree to issue for the account of the Borrower or any Subsidiary during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Revolving Termination Date, one or more standby letters of credit (each a “Letter of Credit”) denominated in Dollars up to a maximum aggregate Stated Amount at any one time outstanding as set forth on Schedule I(b) hereto; provided, however, that an Issuing Bank shall not be obligated to issue any Letter of Credit if after giving effect to such issuance, the aggregate Stated Amounts of Letters of Credit issued by such Issuing Bank and then outstanding would exceed such Issuing Bank’s pro rata share of the L/C Commitment Amount.
(b)Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to the approval of the applicable Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is thirty (30) days prior to the Revolving Termination Date, or (ii) any Letter of Credit have a duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but in no event shall any such provision permit the extension of the current expiration date of such Letter of Credit beyond the earlier of (x) the date that is thirty (30) days prior to the Revolving Termination Date and (y) the date one year after the current expiration date. Notwithstanding the foregoing, a Letter of Credit

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may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrower delivers to the Administrative Agent for its benefit and the benefit of the applicable Issuing Bank and the Revolving Lenders no later than thirty (30) days prior to the Revolving Termination Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date thirty (30) days prior to the Revolving Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Revolving Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $100,000 (or such lesser amount as may be acceptable to the applicable Issuing Bank, the Administrative Agent and the Borrower).
(c)Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank it desires to issue a Letter of Credit and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of such Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the applicable Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2, the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection. An Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank or any Revolving Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, an Issuing Bank shall deliver to the Borrower a copy of each Letter of Credit issued by such Issuing Bank within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document (excluding any certificate or other document presented by a beneficiary in connection with a drawing under such Letter of Credit) is inconsistent with a term of any Loan Document, the term of such Loan Document shall control. The Borrower shall examine the copy of any Letter of Credit or any amendment to a Letter of Credit that is delivered to it by the applicable Issuing Bank and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly (but in any event, within 5 Business Days after the later of (x) receipt by the beneficiary of such Letter of Credit of the original of, or amendment to, such Letter of Credit, as applicable and (y) receipt by the Borrower of a copy of such Letter of Credit or amendment, as applicable) notify such Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.
(d)Reimbursement Obligations. Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit issued by such Issuing Bank of any demand for payment under such Letter of Credit and such Issuing Bank’s determination that such demand for payment complies with the requirements of such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that an Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally

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and irrevocably agrees to pay and reimburse each Issuing Bank for the amount of each demand for payment under each Letter of Credit issued by such Issuing Bank at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation owing with respect to a Letter of Credit issued by such Issuing Bank, such Issuing Bank shall promptly pay to the Administrative Agent for the account of each Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Revolving Lender’s Revolving Commitment Percentage of such payment.
(e)Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the applicable Issuing Bank, or if the Borrower fails to reimburse the applicable Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the applicable Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article VI. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 12:00 noon Central time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1(a) shall not apply to any borrowing of Base Rate Loans under this subsection.
(f)Effect of Letters of Credit on Revolving Commitments. Upon the issuance by an Issuing Bank of a Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Revolving Lender’s Revolving Commitment Percentage and (ii) (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.
(g)Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit issued by an Issuing Bank against such documents, such Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, any of the Issuing Banks or any of the Revolving Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Revolving Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s, the Administrative Agent’s or any Revolving Lender’s

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rights or powers hereunder. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by such Issuing Bank, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse an Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against such Issuing Bank, any other Issuing Bank, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of, or provide a right of setoff against, the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.9, but not in limitation of the Borrower’s unconditional obligation to reimburse an Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, any Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, such Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, any Issuing Bank or any Lender with respect to any Letter of Credit.
(h)Amendments, Etc. The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit issued by such Issuing Bank shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank and the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Revolving Lenders, if any, required by Section 13.6 shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5(c).
(i)Revolving Lenders’ Participation in Letters of Credit. Immediately upon the issuance by an Issuing Bank of any Letter of Credit each Revolving Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Lender’s Revolving Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Revolving Lender’s Revolving Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit

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issued by it pursuant to the immediately following subsection (j), such Revolving Lender shall, automatically and without any further action on the part of such Issuing Bank, the Administrative Agent or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Revolving Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the last sentence of Section 3.5(c)).
(j)Payment Obligation of Revolving Lenders. Each Revolving Lender severally agrees to pay to the Administrative Agent, for the account of an Issuing Bank, on demand in immediately available funds in Dollars the amount of such Revolving Lender’s Revolving Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Revolving Lender’s Revolving Commitment Percentage of such drawing except as otherwise provided in Section 3.9(d). If the notice referenced in the second sentence of Section 2.4(e) is received by a Revolving Lender not later than 11:00 a.m. Central time, then such Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m. Central time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m. Central time on the next succeeding Business Day. Each Revolving Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1(e) or (f), (iv) the termination of the Revolving Commitments or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Administrative Agent for the account of the applicable Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.
(k)Information to Revolving Lenders. Promptly following any change in Letters of Credit outstanding issued by an Issuing Bank, such Issuing Bank shall provide to the Administrative Agent, which shall promptly provide the same to each Revolving Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank outstanding at such time. Upon the request of the Administrative Agent from time to time, an Issuing Bank shall deliver any other information reasonably requested by the Administrative Agent (or a Revolving Lender through the Administrative Agent) with respect to such Letter of Credit that is the subject of the request. Other than as set forth in this subsection, the Issuing Banks and the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank or the Administrative Agent to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsection (j).
(l)Extended Letters of Credit. Each Revolving Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.
Section 2.5.Delayed Draw Term Loans.
(a)Making of Delayed Draw Term Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.16, each Delayed Draw Term Loan Lender severally and not jointly agrees to make Delayed Draw Term Loans in Dollars to the Borrower during the Delayed Draw Term Loan Availability Period in up to five (5) borrowings in an aggregate principal amount not exceeding the amount of such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan

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Commitment. Each borrowing of Delayed Draw Term Loans shall be in an aggregate minimum amount of $10,000,000 (or, if less, the aggregate amount of the unused Delayed Draw Term Loan Commitments). The aggregate Delayed Draw Term Loan Commitment of all Delayed Draw Term Loan Lenders shall be automatically reduced immediately upon each borrowing of Delayed Draw Term Loans by the principal amount of such borrowing. Upon the expiration of the Delayed Draw Term Loan Availability Period, any unused Delayed Draw Term Loan Commitments shall automatically terminate. Amounts repaid or prepaid in respect of Delayed Draw Term Loans may not be reborrowed.
(b)Requests for Delayed Draw Term Loans. (i) Not later than 11:00 a.m. Central time at least one (1) Business Day prior to a borrowing of Delayed Draw Term Loans that are to be Base Rate Loans or Daily Simple SOFR Loans, and (ii) not later than 11:00 a.m. Central Time at least three (3) U.S. Government Securities Business Days prior to a borrowing of Delayed Draw Term Loans that are to be Term SOFR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Delayed Draw Term Loans to be borrowed, the date such Delayed Draw Term Loans are to be borrowed (which must be a Business Day during the Delayed Draw Term Loan Availability Period), the use of the proceeds of such Delayed Draw Term Loans, the Type of the requested Delayed Draw Term Loans, and if such Delayed Draw Term Loans are to be Term SOFR Loans, the initial Interest Period for such Delayed Draw Term Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Delayed Draw Term Loan will be a Base Rate Loan or a SOFR Loan) request that the Administrative Agent provide the Borrower with the most recent Term SOFR for any given tenor available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.
(c)Funding of Delayed Draw Term Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Delayed Draw Term Loan Lender of the proposed borrowing. Each such Lender shall deposit an amount equal to such Lender’s Delayed Draw Term Loan Commitment Percentage of the Delayed Draw Term Loans to be made to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 11:00 a.m. Central time on the date of such proposed Delayed Draw Term Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, not later than 2:00 p.m. Central time on the date of the requested borrowing of Delayed Draw Term Loans, the proceeds of such amounts received by the Administrative Agent.
(d)Assumptions Regarding Funding by Lenders. Unless the Administrative Agent shall have been notified by any Delayed Draw Term Loan Lender that such Delayed Draw Term Loan Lender will not make available to the Administrative Agent a Delayed Draw Term Loan to be made by such Delayed Draw Term Loan Lender in connection with any borrowing, the Administrative Agent may assume that such Delayed Draw Term Loan Lender will make the proceeds of such Delayed Draw Term Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Delayed Draw Term Loan to be provided by such Delayed Draw Term Loan Lender. In such event, if such Delayed Draw Term Loan Lender does not make available to the Administrative Agent the proceeds of such Delayed Draw Term Loan, then such Delayed Draw Term Loan Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Delayed Draw Term Loan with interest thereon, for each day from and including the date such Delayed Draw Term Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Delayed Draw Term Loan Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Delayed Draw Term Loan Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Delayed Draw Term Loan Lender pays to the Administrative Agent the amount of such Delayed Draw Term Loan, the amount so paid shall constitute such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan included in the borrowing. Any payment by the

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Borrower shall be without prejudice to any claim the Borrower may have against a Delayed Draw Term Loan Lender that shall have failed to make available the proceeds of a Delayed Draw Term Loan to be made by such Delayed Draw Term Loan Lender.
Section 2.6.Rates and Payment of Interest on Loans.
(a)Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i)during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans;
(ii)during such periods as such Loan is a Term SOFR Loan, at Adjusted Term SOFR for such Loan for the Interest Period therefor, plus the Applicable Margin for SOFR Loans; and
(iii)if such Loan is a Daily Simple SOFR Loan, at Adjusted Daily Simple SOFR for such Loan for the Interest Period therefor plus the Applicable Margin for SOFR Loans.
Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender and the Issuing Banks, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) (A) if such Loan is a Base Rate Loan or a Daily Simple SOFR Loan, monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date or (B) if such Loan is a Term SOFR Loan, on the last day of the Interest Period applicable thereto and, if such Interest Period is longer than three months, at three month intervals following the first day of such Interest Period and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
(c)Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, any Issuing Bank’s, or any Lender’s other rights under this Agreement.

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Section 2.7.Number of Interest Periods.
There may be no more than fifteen (15) different Interest Periods for Term SOFR Loans outstanding at the same time.
Section 2.8.Repayment of Loans.
(a)Revolving Loans. The Borrower promises to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Termination Date.
(b)Term Loans. The Borrower promises to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans on the Term Loan Maturity Date (or such earlier date on which the Term Loans become due or are declared due in accordance with this Agreement). Amounts prepaid or repaid in respect of the Term Loans may not be reborrowed.
Section 2.9.Prepayments.
(a)Optional. Subject to Section 5.4, the Borrower may prepay any Loan of any Class at any time without premium or penalty. The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of any Loan. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof.
(b)Mandatory. If, at any time, the Revolving Facility Outstanding Amount exceeds the aggregate amount of the Revolving Commitments, the Borrower shall, within five (5) Business Days of the earlier of (a) written notice from the Administrative Agent or (b) actual knowledge thereof by the Borrower, prepay Revolving Loans and/or Cash Collateralize Letter of Credit Liabilities in an aggregate amount sufficient to cause the Revolving Facility Outstanding Amount to be less than or equal to the aggregate amount of the Revolving Commitments. If the Borrower is required to pay any outstanding SOFR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.
(c)No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.
Section 2.10.Continuation.
So long as no Default or Event of Default exists, the Borrower may on any Business Day (or, with respect to a SOFR Loan, a U.S. Government Securities Business Day), elect to maintain any Term SOFR Loan or any portion thereof as a Term SOFR Loan, or any Daily Simple SOFR Loan or any portion thereof as a Daily Simple SOFR Loan, by selecting a new Interest Period, if applicable, for such Loan. Each Continuation of a Loan shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. Central time on the third Business Day (or, in the case of a SOFR Loan, the third (3rd) U.S. Government Securities Business Day) prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, if applicable, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be

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irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each applicable Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any Term SOFR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a Term SOFR Loan with an Interest Period of one month; provided, however, that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11 or the Borrower’s failure to comply with any of the terms of such Section.
Section 2.11.Conversion.
The Borrower may on any Business Day (or, with respect to a SOFR Loan, a U.S. Government Securities Business Day), upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a SOFR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into SOFR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 11:00 a.m. Central time three (3) Business Days (or, in the case of a SOFR Loan, three (3) U.S. Government Securities Business Days) prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a Term SOFR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.12.Notes.
(a)Notes. Except in the case of a Revolving Lender that has notified the Administrative Agent in writing that it elects not to receive a Revolving Note (it being understood that any such Revolving Lender may thereafter request a Revolving Note by written notice to the Administrative Agent), all Revolving Loans made by each Revolving Lender shall, in addition to this Agreement, also be evidenced by a single Revolving Note, payable to such Revolving Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed. Except in the case of a Term Loan Lender that has notified the Administrative Agent in writing that it elects not to receive any Term Loan Notes (it being understood that any such Term Loan Lender may thereafter request a Term Loan Note by written notice to the Administrative Agent), all Term Loans made by such Term Loan Lender shall, in addition to this Agreement, also be evidenced by a Term Loan Note payable to such Term Loan Lender in a principal amount equal to the amount of Term Loans held by such Term Loan Lender.
(b)Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

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(c)Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.13.Voluntary Reductions of the Commitments.
(a)The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments and/or the Delayed Draw Term Loan Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments or the Delayed Draw Term Loan Commitments shall not be less than $1,000,000 and integral multiples of $500,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided, however, the Borrower may not reduce the aggregate amount of the Revolving Commitments below $100,000,000 unless the Borrower is terminating the Revolving Commitments in full. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each applicable Lender of the proposed termination or reduction of the applicable Commitments. The Revolving Commitments and the Delayed Draw Term Loan Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. The Borrower shall pay all interest and fees on the Revolving Loans and all commitment fees on the Delayed Draw Term Loan Commitments, in each case accrued to the date of such reduction or termination of the applicable Commitments, to the Administrative Agent for the account of the applicable Lenders, including but not limited to any applicable compensation due to the applicable Lenders in accordance with Section 5.4.
Section 2.14.Extension of Revolving Termination Dates and Term Loan Maturity Date.
(a)Extension of Revolving Termination Date. The Borrower shall have the right, exercisable two (2) times, to extend the Revolving Termination Date by six (6) months, subject to satisfaction of the conditions in this Section 2.14(a). The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least thirty (30) days but not more than one hundred eighty (180) days prior to the then current Revolving Termination Date, a written notice of such extension (a “Revolving Extension Notice”). The Administrative Agent shall notify the Revolving Lenders if it receives a Revolving Extension Notice promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolving Termination Date shall be extended for six (6) months effective upon receipt by the Administrative Agent of the Revolving Extension Notice and payment of the fee referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; and (y) the Borrower shall have paid the applicable Fees payable under Section 3.5(e). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall

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deliver to the Administrative Agent a certificate from a Responsible Officer certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B).
(b)Extension of Term Loan Maturity Date. The Borrower shall have the right, exercisable two (2) times, to extend the Term Loan Maturity Date by one (1) year, subject to satisfaction of the conditions in this Section 2.14(b). The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least thirty (30) days but not more than one hundred eighty (180) days prior to the then current Term Loan Maturity Date, a written notice of such extension (a “Term Loan Extension Notice”). The Administrative Agent shall notify the Term Loan Lenders if it receives a Term Loan Extension Notice promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Term Loan Maturity Date shall be extended for one year effective upon receipt by the Administrative Agent of the Term Loan Extension Notice and payment of the fee referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist, and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; and (y) the Borrower shall have paid the applicable Fees payable under Section 3.5(e). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from a Responsible Officer certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B).
Section 2.15.Expiration Date of Letters of Credit Past Revolving Commitment Termination
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If on the date the Revolving Commitments are terminated and the amounts are owing hereunder or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default and the acceleration of the repayment obligations hereunder or otherwise) there are any Letters of Credit outstanding hereunder and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Letter of Credit Collateral Account, then the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Banks, for deposit into the Letter of Credit Collateral Account, an amount of money equal to the amount of such excess.
Section 2.16.Amount Limitations
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Notwithstanding any other term of this Agreement or any other Loan Document, (a) no Lender shall be required to make a Revolving Loan, no Issuing Bank shall be required to issue a Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.13 shall take effect, if immediately after the making of such Revolving Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments, the Revolving Facility Outstanding Amount would exceed the aggregate amount of the Revolving Commitments at such time and (b) no Delayed Draw Term Loan Lender shall be required to make any Delayed Draw Term Loan if, immediately before giving effect to such borrowing, the aggregate principal amount of such borrowing would exceed the aggregate unused Delayed Draw Term Loan Commitments as in effect at such time.

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Section 2.17.Increase in Revolving Commitments; Incremental Term Loan Commitments.
(a)Request for Increases. The Borrower shall have the right to request (i) increases in the aggregate amount of the Revolving Commitments or (ii) one or more incremental term loan commitments (an “Incremental Term Loan Commitment”) to make one or more additional term loans the principal amount of which will be added to the outstanding principal amount of the existing tranche of Initial Term Loans (any such additional term loan, an “Incremental Term Loan”), in each case, by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that the aggregate amount of all increases in the Revolving Commitments and all Incremental Term Loans made pursuant to this Section shall not exceed $1,000,000,000 in the aggregate. Each such increase in the Revolving Commitments or Incremental Term Loan Commitment must be an aggregate minimum amount of $50,000,000 and integral multiples of $5,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Revolving Commitments or the Incremental Term Loan Commitments, as applicable, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Revolving Commitments or the Incremental Term Loan Commitments, as applicable, among such existing Lenders and/or other banks, financial institutions and other institutional lenders.
(b)No Obligation to Increase. No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment or make any Incremental Term Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase or making of an Incremental Term Loan must be an Eligible Assignee.
(c)Revolving Loan Purchases. With respect to the Revolving Commitments, if a Person becomes a new Revolving Lender under this Agreement, or if any existing Revolving Lender is increasing its Revolving Commitment, such Revolving Lender shall on the date it becomes a Revolving Lender hereunder (or in the case of an existing Revolving Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Revolving Lenders its Revolving Commitment Percentage (determined with respect to the Revolving Lenders’ respective Revolving Commitments and after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Revolving Lenders, in same day funds, an amount equal to (A) the portion of the Revolving Facility Outstanding Amount to be purchased by such Revolving Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2.4(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the Revolving Facility Outstanding Amount.
(d)Terms of Incremental Term Loans. With respect to any Incremental Term Loan Commitment, in the case of each Incremental Term Loan thereunder, all terms and conditions applicable to such Incremental Term Loans shall be consistent with the terms and conditions applicable to the Initial Term Loans, and such Incremental Term Loans, together with the existing Initial Term Loans, shall constitute one Class of Loans hereunder.
(e)Conditions Precedent. Effecting any increase of the Revolving Commitments or effecting any Incremental Term Loan Commitments, as applicable, under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, and (z) the Administrative Agent shall have approved such increase and shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate,

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partnership, member or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such increase; (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent, the Issuing Banks and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) new Revolving Notes or Term Loan Notes, as applicable, executed by the Borrower, payable to any new Lenders and replacement Revolving Notes or Term Loan Notes, as applicable, executed by the Borrower, payable to any existing Lenders increasing their Revolving Commitments or Term Loan Notes, as applicable, to evidence such Lender’s Revolving Commitment or Incremental Term Loan Commitment, as applicable.
(f)Documentation. In connection with any increase in the aggregate amount of the Revolving Commitments or provision of any Incremental Term Loan Commitments pursuant to this Section 2.17, any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
Section 2.18.Funds Transfer Disbursements.
The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.
Article III.Payments, Fees and Other General Provisions
Section 3.1.Payments.
(a)Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 1:00 p.m. Central time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day for any Base Rate Loan and on the next succeeding U.S. Government Securities Business Day for any Term SOFR Loan). Subject to Section 11.6, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of an Issuing Bank under this Agreement shall be paid to such Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day or U.S. Government Securities Day, as applicable, such date shall be extended to the next succeeding Business Day or U.S. Government Securities Day, as applicable, and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

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(b)Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 3.2.Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Section 2.1(a) and Section 2.4(e) shall be made from the Revolving Lenders, each payment of the fees under Section 3.5(b), the first sentence of Section 3.5(c), and Section 3.5(e) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.13 shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9, if immediately prior to giving effect to any such payment in respect of any Revolving Loans the Revolving Facility Outstanding Amount shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the Revolving Facility Outstanding Amount being held by the Revolving Lenders pro rata in accordance with such respective Revolving Commitments; (c) each borrowing of Initial Term Loans by the Borrower under Section 2.2(b) shall be funded by the Term Loan Lenders, pro rata according to the amounts of their respective Initial Term Loan Commitments; (d) each borrowing of Delayed Draw Term Loans by the Borrower under Section 2.5(b) shall be funded by the Delayed Draw Term Loan Lenders (pro rata according to the amounts of their respective Delayed Draw Term Loan Commitments); (e) each payment of the fees under Section 3.5(d) and each termination or reduction of the Delayed Draw Term Loan Commitments under Section 2.13 shall be made for the account of, or applied to, as applicable, the Delayed Draw Term Loan Lenders pro rata according to the amounts of their respective Delayed Draw Term Loan Commitments; (f) each payment of the fees under Section 3.5(e)(ii) shall be made for the account of the Term Loan Lenders pro rata in accordance with the principal amount of Term Loans of each such Term Loan Lender so extended; (g) each payment or prepayment of principal of Term Loans of any Class shall be made for the account of the Term Loan Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Term Loans of such Class held by them; (h) each payment of interest on Revolving Loans and Term Loans shall be made for the account of the corresponding Lenders, pro rata in accordance with the amounts of interest on such Revolving Loans or Term Loans, as applicable, then due and payable to the Revolving Lenders or Term Loan Lenders, respectively; (i) the Conversion and Continuation of Revolving Loans or Term Loans of a particular Type (other than Conversions provided for by Section 5.1(c) and Section 5.5) shall be made pro rata among the applicable Lenders according to the amounts of their respective Loans, and the then current Interest Period for such Lender’s portion of each such Loan of such Type shall be coterminous; and (j) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4, shall be in accordance with their respective Revolving Commitment Percentages.

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Section 3.3.Sharing of Payments by Lenders
.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations owing to such Lender resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligation greater than the share thereof as provided in Section 3.2 or Section 11.6, as applicable, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations owing to the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with Section 3.2 or Section 11.6, as applicable; provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower or any other Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 3.9(e) or (z) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 3.4.Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5.Fees.
(a)Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent, the Joint Lead Arrangers and each Lender all fees as have been agreed to in writing by, as applicable, the Borrower, the Administrative Agent and the Joint Lead Arrangers.
(b)Facility Fees. During the period from the Effective Date to but excluding the Revolving Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Commitment Percentage, a facility fee equal to the Facility Fee Rate multiplied by the actual daily amount of the Revolving Commitments, regardless of usage. If the Revolving Commitments have terminated and any Revolving Loans or Letter of Credit Liabilities remain outstanding, such facility fee shall be calculated on the daily aggregate outstanding principal amount of Revolving Loans and Letter of Credit Liabilities. Such fee shall accrue at all times during the term of this Agreement, including at any time during which one or more of the conditions in

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Article VI is not met, and shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero (0). If there is any change in the Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Rate separately for each period during such quarter that such Facility Fee Rate was in effect.
(c)Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Revolving Loans that are SOFR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or terminated or (y) to but excluding the date such Letter of Credit is drawn in full; provided, however, notwithstanding anything to the contrary contained herein, while any Event of Default exists, such letter of credit fees shall accrue at the Post-Default Rate. In addition to such fees, the Borrower shall pay to each Issuing Bank solely for its own account, an issuance fee in respect of each Letter of Credit issued by such Issuing Bank equal to one-eighth of one percent (0.125%) of the Stated Amount of its respective Letter of Credit at the time of the issuance thereof. The fees provided for in this subsection shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the Revolving Termination Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit. The Borrower shall pay directly to each Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by such Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.
(d)Delayed Draw Term Commitment Fee. Commencing on the date that is ninety (90) days after the Effective Date and continuing during the remainder of the Delayed Draw Term Loan Availability Period, the Borrower agrees to pay to the Administrative Agent, for the account of each Delayed Draw Term Loan Lender, a commitment fee equal to 0.25% per annum on the average daily undrawn amount of each such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the Delayed Draw Term Loan Availability Period and on the last day of the Delayed Draw Term Loan Availability Period.
(e)Extension Fees.
(i)Revolving Credit Extension Fee. If the Revolving Termination Date is being extended in accordance with Section 2.14(a), the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee equal to one-sixteenth of one percent (0.0625%) of the amount of such Revolving Lender’s Revolving Commitment (whether or not utilized) so extended. Such fee shall be due and payable in full on the effective date of each such extension.
(ii)Term Loan Extension Fee. If the Term Loan Maturity Date is being extended in accordance with Section 2.14(b), the Borrower shall pay to the Administrative Agent for the account of each Term Loan Lender a fee equal to one-eighth of one percent (0.125%) of the amount of such Term Loan Lender’s Term Loans so extended. Such fee shall be due and payable in full on the effective date of each such extension.
(f)Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

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Section 3.6.Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.
Section 3.7.Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6(a). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.8.Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.9.Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Requisite Lenders, Requisite Revolving Lenders and Requisite Term Loan Lenders and in Section 13.6.
(b)Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent

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from a Defaulting Lender pursuant to Section 13.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposures with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposures with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.4(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)) as if there were no Lenders that were Defaulting Lenders. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.
(c)Certain Fees.
(i)No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5(b) or any ticking fee payable under Section 3.5(d) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii)Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).
(iii)With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the Issuing Banks the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.
(d)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (determined

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without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 13.19., no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(e)Cash Collateral.
(i)If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposures in accordance with the procedures set forth in this subsection.
(ii)At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within one (1) Business Day following the written request of the Administrative Agent or an Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Bank with respect to Letters of Credit issued and outstanding at such time.
(iii)The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders that are Revolving Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposures of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iv)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(v)Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ Fronting Exposures shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (y) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Banks may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(f)Defaulting Lender Cure. If the Borrower, the Administrative Agent, and, solely with respect to a Defaulting Lender that is a Revolving Lender, the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto,

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whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause, as applicable, the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders or the applicable Class of Lenders in accordance with their respective Commitments or Loans of the applicable Class (and, in the case of Revolving Loans and participations in Letters of Credit, without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(g)New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(h)Purchase of Defaulting Lender’s Commitment/Loans. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.5(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.5(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500, provided, that failure by a Defaulting Lender to execute any such Assignment and Assumption shall not invalidate such assignment. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.
Section 3.10.Taxes.
(a)Issuing Bank. For purposes of this Section, the term “Lender” includes the Issuing Banks and the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts

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payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.5. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation or removal as Administrative Agent.
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any

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successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of IRS Form W-8BEN or W-8BEN-E, as applicable,; or
(IV)to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Article IV.[Reserved]
Article V.Yield Protection, Etc.
Section 5.1.Additional Costs; Capital Adequacy.
(a)Capital Adequacy. If any Lender or any Participant determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), as a result of any Regulatory Change, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans or participating in Letters of Credit below the rate which such Lender or such Participant or such corporation controlling such Lender or such

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Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.
(b)Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any SOFR Loans or its obligation to make any SOFR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such SOFR Loans or such obligation or the maintenance by such Lender of capital in respect of its SOFR Loans or its Commitments (without duplication of any amounts included in the determination of Daily Simple SOFR or Term SOFR) (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such SOFR Loans or its Commitments (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), or (ii) imposes or modifies any reserve (including any emergency, special, supplemental or other marginal reserve requirement with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirements (including, without limitation, Regulation D of the FRB or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on SOFR Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder) or (iii) imposes on any Lender or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.
(c)Lender’s Suspension of SOFR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b) of this Section 5.1, if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on SOFR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes SOFR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, SOFR Loans, as applicable, hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).
(d)Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to any Issuing Bank of issuing (or any Revolving Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by any Issuing Bank or any Revolving Lender hereunder in respect of any Letter of Credit, then, upon demand by such Issuing Bank or such Revolving Lender, the Borrower shall pay immediately to such Issuing Bank or, in the case of such Revolving Lender, to the Administrative Agent for the

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account of such Revolving Lender, from time to time as specified by such Issuing Bank or such Revolving Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Revolving Lender for such increased costs or reductions in amount.
(e)Notification and Determination of Additional Costs. Each of the Administrative Agent, each Issuing Bank, and each Lender, as the case may be, agrees to notify the Borrower (and in the case of an Issuing Bank or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank, or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Issuing Bank, or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, however, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). The Administrative Agent, each Issuing Bank, and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of an Issuing Bank, or a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Issuing Bank, or such Lender, as the case may be, of the effect of any Regulatory Change shall, provided that such determinations are made on a reasonable basis and in good faith, be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent, such Issuing Bank and any such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
Section 5.2.Suspension of SOFR or SOFR Margin Loans
(a)SOFR Suspension. Subject to Section 5.2(b) below, if, on or prior to the determination of Adjusted Term SOFR or Adjusted Daily Simple SOFR for any Interest Period:
(i)The Administrative Agent reasonably determines (which determination shall be conclusive (absent manifest error)) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR or Adjusted Daily Simple SOFR for such Interest Period;
(ii)the Administrative Agent reasonably determines (which determination shall be conclusive (absent manifest error)) that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted Term SOFR or Adjusted Daily Simple SOFR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for SOFR Loans as provided herein; or
(iii)the Administrative Agent reasonably determines (which determination shall be conclusive (absent manifest error)) that the relevant rates of interest referred to in the definition of Adjusted Term SOFR or Adjusted Daily Simple SOFR upon the basis of which the rate of interest for SOFR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining such SOFR Loans for such Interest Period;
(iv)then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional SOFR Loans, Continue SOFR Loans, or Convert Loans into SOFR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding Term SOFR Loan and on the next occurring interest payment date for an outstanding Daily Simple SOFR Loan, either prepay such Loan or, in the case of SOFR Loans, Convert such SOFR Loan into a Base Rate Loan (if necessary to avoid illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”).

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(b)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Derivatives Contract shall be deemed not to be a “Loan Document” for purposes of this Section 5.2(b)) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to any then-current Benchmark, then (x) if a Benchmark Replacement for such then-current Benchmark is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date and such Benchmark, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, and (y) if a Benchmark Replacement for such then-current Benchmark is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date and such Benchmark, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.2(b) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Benchmark Replacement Conforming Changes. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 13.7), in connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right in its reasonable discretion in consultation with the Borrower to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.2(b)(iv) below. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.2(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.2(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including Term SOFR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-

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aligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a borrowing of, Conversion to or Continuation of any affected SOFR Loans to be made, Converted or Continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have Converted any such request into a request for a borrowing of or Conversion to Base Rate Loans. During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
Section 5.3.Illegality.
(a)Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain any Type of Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and (i) such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into such Type of Loans shall be suspended until such time as such Lender may again make and maintain such Type of Loans (in which case the provisions of Section 5.5 shall be applicable) and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”, in each case until each such affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans of such Type or convert such Loans into the Dollar Equivalent Amount in Dollars, bearing interest at the Base Rate (if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), subject to the other terms contained herein.
Section 5.4.Compensation.
The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall (in consultation with such Lender) determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:
(a)any payment or prepayment (whether mandatory or optional) of a SOFR Loan or Conversion of a SOFR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or
(b)any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied) to borrow a SOFR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a SOFR Loan or Continue a SOFR Loan on the requested date of such Conversion or Continuation.
Not in limitation of the foregoing, such compensation shall include, without limitation in the case of a Term SOFR Loan, an amount equal to the then present value of (A) the amount of interest that would

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have accrued on such Term SOFR Loan for the remainder of the Interest Period at the rate applicable to such SOFR Loan, less (B) the amount of interest that would accrue on the same Term SOFR Loan for the same period if Adjusted Term SOFR were set on the date on which such SOFR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such SOFR Loan, as applicable, calculating present value by using as a discount rate Adjusted Term SOFR quoted on such date. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.
Section 5.5.Treatment of Affected Loans.
(a)If the obligation of any Lender to make SOFR Loans or to Continue, or to Convert Base Rate Loans into, SOFR Loans shall be suspended pursuant to Section 5.1(c), Section 5.2 or Section 5.3 then such Lender’s SOFR Loans shall be automatically Converted into Base Rate Loans on (x) in the case of any Term SOFR Loan, the last day of the then current Interest Period for such Term SOFR Loan, and (y) in the case of any Daily Simple SOFR Loan, the next occurring interest payment date for such Daily Simple SOFR Loan (or, in each case, in the case of a Conversion required by Section 5.1(c), Section 5.2, or Section 5.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower in writing (with a copy to the Administrative Agent, as applicable) and, unless and until such Lender or the Administrative Agent, as applicable, gives written notice as provided below that the circumstances specified in Section 5.1, Section 5.2 or Section 5.3 that gave rise to such Conversion no longer exist (or until a Benchmark Replacement is implemented in accordance with Section 5.2(b))):
(i)to the extent that such Lender’s SOFR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s SOFR Loans shall be applied instead to its Base Rate Loans; and
(ii)all Loans that would otherwise be made or Continued by such Lender as SOFR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into SOFR Loans shall remain as Base Rate Loans.
If such Lender or the Administrative Agent, as applicable, gives written notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1(c), 5.2, or 5.3 that gave rise to the Conversion of such Lender’s SOFR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans and on the next occurring interest payment date for such outstanding Daily Simple SOFR Loans, in each case, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding SOFR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments of the applicable Class.
Section 5.6.Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make SOFR Loans or to Continue, or to Convert Base Rate Loans into, SOFR Loans shall be suspended pursuant to Section 5.1(b) or 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender does not vote in favor of any amendment, modification or waiver to this Agreement or any other Loan Document which, pursuant to Section 13.6, requires the vote of such Lender, and the Requisite Lenders or Requisite Class Lenders, as applicable, shall have voted in favor of such amendment, modification or waiver, then Borrower may demand that such Lender (the “Affected Lender”), and upon such demand

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the Affected Lender shall promptly, assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5 (b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender that are so assigned (including any amounts payable under Section 5.4 by reason of such payment or otherwise), plus (y) if Revolving Loans are being assigned, the aggregate amount of payments previously made by the Affected Lender under Section 2.4(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee; provided, that the Affected Lender’s failure to execute an Assignment and Assumption shall not invalidate such assignment. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders; provided, however, that notwithstanding anything to the contrary in this Agreement, the Borrower shall not be obligated to reimburse or otherwise pay an Affected Lender’s administrative or legal costs incurred as a result of the Borrower’s exercise of its rights under this Section. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10, 5.1 or 5.4) with respect to any period up to the date of replacement.
Section 5.7.Change of Lending Office.
Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 5.1 or 5.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 5.8.Assumptions Concerning Funding of SOFR Loans.
Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded SOFR Loans, through the purchase of deposits (denominated in Dollars) in the relevant market bearing interest at the rate applicable to such SOFR Loans in an amount equal to the amount of the SOFR Loans and, if applicable, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its SOFR Loans or in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.
Article VI.Conditions Precedent
Section 6.1.Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:
(a)The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
(i)counterparts of this Agreement executed by each of the parties hereto;

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(ii)Revolving Notes and Term Loan Notes, as applicable, executed by the Borrower, payable to each applicable Lender (excluding any Lender that has requested that it not receive Notes) and complying with the terms of Section 2.12(a);
(iii)the Guaranty executed by each of the Guarantors initially to be a party thereto;
(iv)(A) an opinion of Greenberg Traurig, LLP, New York and Delaware counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may reasonably request, and (B) an opinion of Venable LLP, Maryland counsel to the Parent, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may reasonably request;
(v)the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;
(vi)a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State (or the applicable filing office in each jurisdiction) of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(vii)a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;
(viii)copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(ix)an Unencumbered Property Certificate calculated as of the Effective Date;
(x)a Compliance Certificate calculated on a pro forma basis as of the most recently ended fiscal quarter for which financial statements are available, after giving effect to the transactions contemplated hereby and any borrowings or other extensions of credit hereunder to be made on the Effective Date;
(xi)a Disbursement Instruction Agreement effective as of the Agreement Date;
(xii)[reserved];
(xiii)copies of all Material Contracts (other than Tenant Leases) and Specified Derivatives Contracts in existence on the Agreement Date;
(xiv)evidence that the Fees, if any, then due and payable under Section 3.5, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative

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Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and
(xv)a customary certificate, dated the Effective Date and signed by an authorized officer of the Borrower, certifying as to the matters set forth in clauses (b), (c), (d) and (e) below (as of the Effective Date after giving effect to this Agreement and any borrowings or other extensions of credit hereunder that may be made on the Effective Date); and
(xvi)such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;
(b)there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;
(c)there shall not have occurred or become known to the Administrative Agent or any of the Lenders any material adverse change in the financial condition of the Parent or the Borrower since December 31, 2025;
(d)no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (i) result in a Material Adverse Effect or (ii) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower, the Parent or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
(e)the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (i) any Applicable Law or (ii) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound;
(f)upon the reasonable request of any Lender made at least ten (10) days prior to the Effective Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) days prior to the Effective Date; and
(g)at least five (5) days prior to the Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.
Section 6.2.Conditions Precedent to All Loans and Letters of Credit.
In addition to satisfaction or waiver of the conditions precedent to the first Credit Event contained in Section 6.1, the obligations of (i) Lenders to make any Loans and (ii) the Issuing Banks to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.16 would occur after giving effect thereto, and after giving effect to such Credit Event, the Borrower shall be in pro forma compliance with the Availability requirements described in Section 2.16; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of

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such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (c) in the case of the borrowing of any Loans, the Administrative Agent shall have received a timely Notice of Borrowing for such Loans, and in the case of the issuance of a Letter of Credit the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article VI have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2 that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.
Article VII.Representations and Warranties
Section 7.1.Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Banks, to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each Lender as follows:
(a)Organization; Power; Qualification. Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect. None of the Borrower, any other Loan Party or any other Subsidiary thereof is an EEA Financial Institution.
(b)Ownership Structure. Part I(a) of Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of each Subsidiary of the Borrower that is a Loan Party, setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed in Schedule 7.1(b), (A) each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens of the types described in clause (a) of the definition of the term “Permitted Liens”), and has the unencumbered right to vote, all outstanding Equity Interests in each Subsidiary shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Subsidiary organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible

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into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any Subsidiary. As of the Agreement Date, Part I(b) of Schedule 7.1(b) correctly sets forth all other Subsidiaries of the Borrower, including the correct legal name of such Subsidiary, the type of legal entity which each such Subsidiary is, and the State of Incorporation of such Subsidiary, and Part II of Schedule 7.1(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and the State of Incorporation of such Person.
(c)Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
(d)Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.
(e)Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliance which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
(f)Title to Properties; Liens. Schedule 7.1(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Borrower, each other Loan Party and each other Subsidiary, setting forth, for each such Property, the current occupancy status of such Property and whether such Property is a Development Property and, if such Property is a Development Property, the status of completion of such Property. Each of the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets, except for such defects in title or interest that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(g)Existing Indebtedness; Total Liabilities. Schedule 7.1(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) in a principal amount of in excess of $10,000,000 of each of the Borrower, the other Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness.

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(h)Material Contracts. Schedule 7.1(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts (other than Tenant Leases). Each of the Borrower, the other Loan Parties and the other Subsidiaries that are parties to any Material Contract has performed and is in material compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.
(i)Litigation. Except as set forth on Schedule 7.1(i), there are no actions, suits or proceedings pending (or, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened) against the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) purport to affect validity or enforceability of any Loan Document. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.
(j)Taxes. All federal income, state income and other tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal income, state income and other taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit.
(k)Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2025, and the related audited consolidated statements of operations, shareholders’ equity, and cash flows for the fiscal years ended on such dates, with the opinion thereon of PricewaterhouseCoopers LLP, and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended June 30, 2026, and the related unaudited consolidated statements of operations, stockholders’ equity, and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of their respective dates and the results of operations and cash flows for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities for taxes, unusual or long-term commitments, or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements
(l)No Material Adverse Change. Since December 31, 2025, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. The Borrower and the other Loan Parties and the other Subsidiaries, taken as a whole, are Solvent.
(m)Operating Statements. Each of the Operating Summaries pertaining to each of the Properties then included in calculations of the Unencumbered Asset Value delivered by the Borrower to the Administrative Agent in accordance with Section 9.4(d) fairly presents the Net Operating Income and Occupancy Rate of each such Property for the period then ended.
(n)ERISA.
(i)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current

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remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the Internal Revenue Service with respect to such prototype or volume submitter plan. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter, advisory letter or opinion letter.
(ii)With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.
(iii)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code; and (v) no assessment or tax has arisen under Section 4980H of the Internal Revenue Code.
(o)Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(p)Environmental Laws. In the ordinary course of business and from time to time each of the Borrower, each other Loan Party and each other Subsidiary conducts reviews of the effect of Environmental Laws on its respective business, operations and properties, including without limitation, its respective Properties, in the course of which the Borrower, such other Loan Party or such other Subsidiary identifies and evaluates associated actual and potential liabilities and costs (including, without limitation, determining whether any capital or operating expenditures are required for clean-up or closure of properties presently or previously owned, determining whether any capital or operating expenditures are required to achieve or maintain compliance in all material respects with Environmental Laws or required as a condition of any Governmental Approval, any contract, or any related constraints on operating activities, determining whether any costs or liabilities exist in connection with on-site or off-site treatment, storage, handling and disposal of wastes or Hazardous Materials, and determining whether any actual or potential liabilities to third parties, including employees, and any related costs and expenses exist). Each of the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse

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Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, nor has any Loan Party received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law or legal claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which, could reasonably be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.
(q)Investment Company. None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(r)Margin Stock. None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the FRB.
(s)Affiliate Transactions. Except as permitted by Section 10.10 or as otherwise set forth on Schedule 7.1(s), none of the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.
(t)Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, except where the failure to own or have the right to use such Intellectual Property, or such conflict with the proprietary right of any other Person, could not reasonably be expected to have a Material Adverse Effect. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and

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infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.
(u)Business. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of operating a real estate investment trust, together with other business activities incidental or reasonably related thereto.
(v)Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.
(w)Accuracy and Completeness of Information. The Borrower and its Subsidiaries have disclosed to the Administrative Agent, the Issuing Banks and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower, any other Loan Party or any other Subsidiary is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material written information furnished (other than financial projections, other forward looking statements and information of a general economic or general industry nature) by or on behalf of the Borrower, any other Loan Party or any other Subsidiary to the Administrative Agent, any Issuing Bank or any Lender in connection with the transactions contemplated by the Loan Documents and the negotiation of the Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).
(x)Not Plan Assets; No Prohibited Transactions. None of the assets of the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
(y)Anti-Corruption Laws and Sanctions. None of the Borrower, any Subsidiary, any of their respective directors, officers, or, to the knowledge of the Borrower or such Subsidiary, employees, Affiliates or any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (ii) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (iv) has violated any Anti-Money Laundering Law in any material respect. Each of the Borrower and its Subsidiaries, and to the knowledge of Borrower, each director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by the Borrower, its Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.
(z)REIT Status. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

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(aa)Unencumbered Properties. Each Property included in calculations of the Unencumbered Asset Value satisfies all of the requirements contained in the definition of “Unencumbered Properties” and Section 10.1(i) (except to the extent such requirements were waived by the Requisite Lenders to the extent permitted under Section 10.1(i) or Section 13.6).
(ab)Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws.
(i)None of (A) the Parent, the Borrower, any Subsidiary, any of their respective directors, officers, or, to the knowledge of the Parent, the Borrower or such Subsidiary, any of their respective employees or Affiliates, or (B) to the knowledge of the Parent or the Borrower, any agent or representative of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from any Loan or Letter of Credit, (I) is a Sanctioned Person or currently the subject or target of any Sanctions, (II) is controlled by or is acting on behalf of a Sanctioned Person, (III) has its assets located in a Sanctioned Country, (IV) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (V) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(ii)Each of the Parent, the Borrower and their respective Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Parent, the Borrower and their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(iii)Each of the Parent, the Borrower and its Subsidiaries, each director, officer, and to the knowledge of the Parent and the Borrower, employee, agent and Affiliate of the Parent, the Borrower and each such Subsidiary, is in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.
(iv)No proceeds of any Loan or Letter of Credit have been used, directly or (to the knowledge of the Borrower) indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.8(b).
(ac)Affected Financial Institution. None of the Parent, Borrower or any of their respective Subsidiaries is an Affected Financial Institution.
(ad)Outbound Investment. None of the Parent, the Borrower, the other Loan Parties or the other Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. None of the Parent, the Borrower, the other Loan Parties or the other Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Parent, the Borrower, the other Loan Parties or the other Subsidiaries were a U.S. Person, or (iii) any other activity that would cause Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement. For purposes of this Section 7.1(dd), the following definition of U.S. Person should apply: “any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.”
(ae)Beneficial Ownership Certification. The Beneficial Ownership Certification executed and delivered by the Borrower to the Administrative Agent and the Lenders, as required pursuant to the Beneficial Ownership Regulation, is, as of the Effective Date (or, if delivered after the Effective Date, as of the date so executed and delivered), true, complete and correct in all respects.

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Section 7.2.Survival of Representations and Warranties, Etc.
All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Revolving Termination Date or the Term Loan Maturity Date is effectuated pursuant to Section 2.14, the date on which any increase of the Revolving Commitments or any Incremental Term Loan Commitments is effectuated pursuant to Section 2.17 and at and as of the date of the occurrence of each Credit Event, except that, following the occurrence of the Investment Grade Election Effective Date, the representation and warranty set forth in Section 7.1(l) shall be made only as of the last date on which such representation and warranty was made under the Loan Documents prior to the Investment Grade Election Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
Article VIII.Affirmative Covenants
For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:
Section 8.1.Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 10.4, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) preserve and maintain its respective existence in the jurisdiction of its incorporation or formation, (b) preserve and maintain its respective rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (c) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in the case of clauses (a)(solely with respect to Subsidiaries that are not Loan Parties), (b) and (c), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 8.2.Compliance with Applicable Law.
(a)The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.
Section 8.3.Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted.

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Section 8.4.Conduct of Business.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(u).
Section 8.5.Insurance.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon Administrative Agent’s reasonable request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
Section 8.6.Payment of Taxes and Claims.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (x) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or (y) in respect of which the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 8.7.Books and Records; Inspections.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and so long as no Event of Default exists, with reasonable prior notice and not more than once annually. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. The Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent or any Lender. Notwithstanding the foregoing or any other provision of this Agreement, in no event will the Borrower, any Loan Party or any of their respective Subsidiaries be required to disclose to the Administrative Agent or any Lender any documents or information the disclosure of which would violate regulatory or contractual confidentiality obligations binding upon the Borrower, such Loan Party or such Subsidiary or would otherwise reasonably be expected to contravene attorney-client privilege or constitute attorney work product.

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Section 8.8.Use of Proceeds.
The Borrower will use the proceeds of Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (b) to finance acquisitions permitted under this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of the Borrower and its Subsidiaries; and (d) to provide for the working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans.
Section 8.9.Environmental Matters.
The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent, any Issuing Bank or any Lender.
Section 8.10.Further Assurances.
At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 8.11.Material Contracts.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and terms expressed as binding upon any such Person under any Material Contract. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to cause a default or event of default, or permit an event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.
Section 8.12.REIT Status.
The Parent shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code except to the extent that Parent’s board of directors determines in accordance with Section

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7.4 of Parent’s charter, that continuing qualification as a REIT is not in the best interest of Parent and its stockholders.
Section 8.13.Exchange Listing.
The Parent shall maintain at least one class of common Equity Interests of the Parent having trading privileges on the New York Stock Exchange, the NYSE American (formerly NYSE Amex Equities), or that is subject to price quotations on the NASDAQ Stock Market’s National Market System.
Section 8.14.Guarantors.
(a)Prior to the date on which the Investment Grade Rating Criteria has been satisfied, within five (5) Business Days following the date on which either of the following conditions in clauses (i), (ii) or (iii) below first applies to any Person that is not already a Guarantor, the Borrower shall deliver or cause to be delivered to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (i) an Accession Agreement executed by such Person (or if the Guaranty is not then in effect, a guaranty agreement in form and substance satisfactory to the Administrative Agent) and (ii) the items that would have been delivered under Sections 6.1(a)(iv) through (vii) and (xvi) and Section 6.1(f) if such Person had been a Loan Party on the Agreement Date:
(i)such Person that is a Subsidiary (other than an Excluded Subsidiary) owns, directly or indirectly, an Unencumbered Property;
(ii)such Person that is a Subsidiary (other than an Excluded Subsidiary) guarantees, or otherwise becomes obligated in respect of any Indebtedness of the Borrower or any other Subsidiary; or
(iii)such Person acquires or otherwise holds, directly, any Equity Interests in the Borrower (other than Equity Interests of less than five percent (5.00%) held by non-Affiliated third parties);
provided, however, promptly (and in any event within five (5) Business Days) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section.
(b)The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request and the certificate described below the Administrative Agent shall release, a Guarantor (other than Parent) from the Guaranty so long as: (i)(A) prior to the date on which the Investment Grade Rating Criteria has been satisfied, such Guarantor is not (or simultaneously upon its release as a Guarantor will not be) required to be a party to the Guaranty under the immediately preceding subsection (a) or (B) on and after the date on which the Investment Grade Rating Criteria has been satisfied, such Guarantor is not the Parent; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1; (iii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; and (iv) the Administrative Agent shall have received such written request and a certificate of the Borrower signed by a Responsible Officer certifying that the matters set forth in the preceding clauses (i)

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through (iii) are true and correct as of the date of such release, at least ten (10) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request and certificate shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Administrative Agent agrees to furnish to the Borrower, promptly after the Borrower’s request and at the Borrower’s sole cost and expense, any release, termination, or other agreement or document as is reasonably satisfactory to the Administrative Agent and necessary or advisable to evidence the foregoing release as may be requested by the Borrower.
Section 8.15. Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.
The Parent and the Borrower will (a) maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification, if any, of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
Section 8.16.Deposit and Cash Management Relationships.
The Borrower shall, and shall cause the Parent and each Subsidiary to, maintain all deposit, disbursement, operating and securities accounts (other than Excluded Accounts) with financial institutions that are Lenders or Affiliates of Lenders. No such account shall be established or maintained with any Person that is not a Lender or an Affiliate of a Lender without the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders).
Without limiting the generality of the foregoing:
(a)The Borrower shall, and shall cause the Parent and each Subsidiary to, at all times maintain not less than seventy-five percent (75.00%) of the aggregate collected balances of all operating, deposit and securities accounts of the Parent, the Borrower and their Subsidiaries (other than Excluded Accounts) with Lenders or their Affiliates.
(b)The Borrower shall, and shall cause the Parent and each Subsidiary to, use Lenders or their Affiliates as account banks for all principal operating and investment accounts, and shall transition any existing accounts maintained with non-Lender institutions to Lenders or their Affiliates within one hundred twenty (120) days after the Effective Date, or such longer period as may be approved in writing by the Administrative Agent in its sole discretion.
(c)The Borrower and its Subsidiaries may maintain local deposit accounts with other financial institutions solely for payroll, tax or other ordinary-course disbursements, provided that (i) the aggregate balance of such accounts shall not exceed $5,000,000 at any time, and (ii) the Borrower shall provide prior written notice thereof to the Administrative Agent identifying the institution, purpose and anticipated balance of each such account.
For purposes of this Section, “Excluded Accounts” means (i) escrow accounts, (ii) tenant-security-deposit accounts, (iii) trust or fiduciary accounts maintained for the benefit of third parties, (iv) accounts required under loan documents governing property-level indebtedness, (v) accounts held by non-

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wholly owned Subsidiaries, (vi) accounts held by Subsidiaries and/or third party operators pursuant to management agreements for SHOP Properties, and (vii) other accounts approved in writing by the Administrative Agent.
Article IX.Information
For so long as this Agreement is in effect, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:
Section 9.1.Quarterly Financial Statements.
As soon as available and in any event within five (5) days after the same is required to be filed with the SEC (but in no event later than forty-five (45) days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, shareholder’s equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).
Section 9.2.Year-End Statements.
As soon as available and in any event within five (5) days after the same is required to be filed with the SEC (but in no event later than ninety (90) days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth to the extent required by the SEC in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to (i) any “going concern” or like qualification (except any such qualification or exception resulting from the impending maturity of the Loans or other Indebtedness within the ensuing twelve months) or exception or (ii) any qualification or exception as to the scope of such audit.
Section 9.3.Compliance Certificate.
At the time the financial statements are furnished pursuant to Sections 9.1 and 9.2, the Borrower shall deliver a certificate substantially in the form of Exhibit I (a “Compliance Certificate”) executed on behalf of the Parent by the chief financial officer or chief accounting officer of the Parent in his or her capacity as such officer and not in any individual capacity, (a) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Parent and the Borrower, as applicable, were in compliance with the covenants contained in Section 10.1 (including reasonably detailed back-up calculations with respect to Availability), and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of

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Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure. Together with the delivery of each Compliance Certificate, the Borrower shall deliver (i) a list of all Persons that have become a Material Subsidiary since the date of the Compliance Certificate most recently delivered, (ii) a report of newly acquired Properties, including their Net Operating Income for the period of four consecutive fiscal quarters most recently ended under the Borrower’s ownership, purchase price (or cost) and principal amount of mortgage debt outstanding, if any, as of the date of such Compliance Certificate, and (iii) a quarterly and year-to-date statement of Net Operating Income for each Unencumbered Property.
Section 9.4.Other Information.
(a)Within sixty (60) days after the end of each fiscal quarter of the Borrower, a certificate substantially in the form of Exhibit J (an “Unencumbered Property Certificate”) setting forth the information to be contained therein, including without limitation (i) a calculation of the Net Operating Income of each Unencumbered Property as of the last day of such fiscal quarter, and (ii) for each Property added as an Unencumbered Property during such fiscal quarter (i.e., each Property included in the calculation of Unencumbered Asset Value for such fiscal quarter that was not included in such calculation for the immediately preceding fiscal quarter), such Property’s Occupancy rate and a quarterly and year-to-date statement of Net Operating Income as of the last day of such fiscal quarter (an “Operating Summary”);
(b)No later than sixty (60) days after the end of each fiscal year of the Borrower ending prior to the Latest Maturity Date, an annual consolidated operating budget of the Borrower and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Borrower, and where appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Sections 10.1 at the end of each fiscal quarter of the next succeeding fiscal year;
(c)Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
(d)Prompt notice of any order, judgment or decree in excess of $20,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets to the extent such order, judgment or decree could reasonably be expected to have a Material Adverse Effect (other than for which insurance coverage has been acknowledged in writing by the applicable insurance carrier);
(e)Any notification of a material violation of any Applicable Law or any inquiry shall have been received by any Loan Party or any other Subsidiary from any Governmental Authority, in each case, to the extent such event could reasonably be expected to have a Material Adverse Effect;
(f)Prompt notice of the acquisition, incorporation or other creation of any Subsidiary that is required hereunder to become a Guarantor, the purpose for such Subsidiary, the nature of the assets and liabilities thereof and whether such Subsidiary is a Wholly Owned Subsidiary of the Borrower;
(g)Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;
(h)Promptly, upon each request, such information and documentation as a Lender may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act;

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(i)Promptly, and in any event within three (3) Business Days after the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(j)From and after the Investment Grade Election Effective Date, any announcement by Moody’s, S&P or Fitch of any change or possible change in a Debt Rating;
(k)Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding;
(l)To the extent the Borrower, any Loan Party or any other Subsidiary is aware of the same, prompt notice of any matter that has had, or which could reasonably be expected to have, a Material Adverse Effect; and
(m)From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any other Loan Party or any other Subsidiary as the Administrative Agent or any Lender may reasonably request.
Section 9.5.Electronic Delivery of Certain Information.
(a)Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Banks) pursuant to Article II and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Central time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

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(b)Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.
(c)In addition to the procedures set forth in Section 9.5(a) above, documents required to be delivered pursuant to Section 9.1, Section 9.2, or clauses (a), (b), (c), (i), (j), (k)(i), (n) or, in the case of Material Contracts, (m) of Section 9.4 may be delivered electronically in lieu of furnishing to the Administrative Agent paper or electronic copies of the documents. To the extent such documents are filed with the SEC, the documents shall be deemed to have been delivered on the date on which the Borrower or the Parent, as applicable, posts such documents on its website or on the SEC’s EDGAR system. Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of such documents to any Lender that requests the Borrower to deliver such paper or electronic copies.
Section 9.6.Public/Private Information.
The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Parent and the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Parent and the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Parent, the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”. Notwithstanding the foregoing, each Lender who does not wish to receive Private Information agrees to cause at least one individual at or on behalf of such Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of any website provided pursuant to Section 9.5 in order to enable such Lender or its delegate, in accordance with such Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to Information Materials that are not made available through the “Public Side Information” portion of such website provided pursuant to Section 9.5 and that may contain material non-public information with respect to the Parent, the Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws.
Section 9.7.USA Patriot Act Notice; Compliance.
The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, a cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
Article X.Negative Covenants
For so long as this Agreement is in effect, the Borrower and/or other Loan Parties, as applicable, shall comply with the following covenants:

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Section 10.1.Financial Covenants.
For so long as this Agreement is in effect, the Parent and the Borrower shall comply with the following financial covenants:
(a)Minimum Tangible Net Worth. The Parent shall not permit Tangible Net Worth as of the last day of any fiscal quarter to be less than (i) seventy-five percent (75.00%) of Tangible Net Worth of the Parent as of the fiscal quarter most recently ended after the Effective Date plus (ii) seventy-five percent (75.00%) of the Net Proceeds of all Equity Issuances effected at any time after such fiscal quarter end (with Net Proceeds calculated net of any redemption of shares, units or other ownership interest in the Parent or any of its Subsidiaries during such period, but to be no less than zero (0)) by the Parent or any of its Subsidiaries to any Person other than the Parent or any of its Subsidiaries.
(b)Maximum Leverage Ratio. The Parent shall not permit the Leverage Ratio as of the last day of any fiscal quarter to exceed 0.60 to 1.00; provided, however, that in connection with the consummation of a Material Acquisition, the Borrower may, on no more than two (2) non-consecutive occasions during the term of this Agreement, elect a step-up of the maximum Leverage Ratio to 0.65 to 1.00 for any fiscal quarter in which such Material Acquisition is consummated and for the three (3) consecutive fiscal quarters immediately thereafter; provided, further, that the maximum Leverage Ratio shall not exceed 0.60 to 1.00 for more than four (4) consecutive fiscal quarters in any five (5) consecutive fiscal quarter period.
(c)Maximum Secured Leverage Ratio. The Parent shall not permit the Secured Leverage Ratio as of the last day of any fiscal quarter to exceed 0.40 to 1.00.
(d)Maximum Unencumbered Leverage Ratio. The Parent shall not permit the ratio of (i) Unsecured Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Unencumbered Asset Value (the “Unsecured Leverage Ratio”) as of the last day of any fiscal quarter to exceed 0.60 to 1.00; provided, however, that in connection with the consummation of a Material Acquisition, the Borrower may, on no more than two (2) non-consecutive occasions during the term of this Agreement, elect a one-time step-up of the maximum Unsecured Leverage Ratio to 0.65 to 1.00 for any fiscal quarter in which such Material Acquisition is consummated and for the three (3) consecutive fiscal quarters immediately thereafter; provided, further, that the maximum Unsecured Leverage Ratio shall not exceed 0.60 to 1.00 for more than four (4) consecutive fiscal quarters in any five (5) consecutive fiscal quarter period.
(e)Minimum Fixed Charge Coverage Ratio. The Parent shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.50 to 1.00.
(f)Minimum Unsecured Interest Coverage Ratio. The Parent shall not permit the Unsecured Interest Coverage Ratio to be less than 1.75 to 1.00 as of the last day of any fiscal quarter.
(g)[Reserved].
(h)Dividends and Other Restricted Payments.
(i) The Parent and the Borrower shall not, and shall not permit any of their Subsidiaries to, declare or make any Restricted Payments in respect of any Equity Interests of the Parent, the Borrower or any of their Subsidiaries to any Person other than the Parent, the Borrower or a Subsidiary if an Event of Default exists or is continuing, except that:
(A) the Borrower may declare and make cash distributions to the Parent and other holders of Equity Interests in the Borrower with respect to any fiscal year to the extent necessary for the Parent to distribute, and the Parent may distribute, cash dividends in an aggregate amount not to exceed the minimum amount reasonably necessary for the Parent to satisfy the requirements for qualification and taxation as a real estate investment trust and not

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be subject to income or excise taxation under Sections 857(b)(1), 857(b)(3), 860 or 4981 of the Internal Revenue Code and any comparable state or local tax provision:
(B) Subsidiaries of the Parent and the Borrower may make Restricted Payments to any Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(C)    the Parent, the Borrower or any of their Subsidiaries may declare and make Restricted Payments payable solely in the common stock or other common Equity Interests in such Person, entity including (i) “cashless exercises” of options granted under any share option plan adopted by such Person, (ii) distributions of rights or equity securities under any rights plan adopted by such Person and (iii) distributions (or effect stock splits or reverse stock splits) with respect to its Equity Interests payable solely in additional shares of its Equity Interests;
(D)    the Parent, the Borrower or any of their Subsidiaries may declare and make cash payments in lieu of the issuance of fractional shares representing insignificant interests in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of the Parent, the Borrower or any Subsidiary thereof; and
(E)    the Parent, the Borrower or any of their Subsidiaries may make Restricted Payments in connection with the implementation of or pursuant to any retirement, health, stock option and other benefit plans, bonus plans, performance based incentive plans, and other similar forms of compensation.
Notwithstanding the foregoing, if a Default or an Event of Default specified in Section 11.1(a), Section 11.1(f) or Section 11.1(g) exists, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2(a), the Parent and the Borrower shall not, and shall not permit any of their Subsidiaries to, make any Restricted Payments to any Person other than to the Parent, the Borrower or any Subsidiary that is a Guarantor.
(i)Unencumbered Pool Requirements. The Properties included in the determination of Unencumbered Asset Value (the “Unencumbered Properties”) must at all times satisfy the following requirements:
(i)Unencumbered Properties must be Eligible Properties;
(ii)There must be at least thirty-five (35) Unencumbered Properties;
(iii)The aggregate Unencumbered Asset Value of the Unencumbered Properties shall be not less than $500,000,000;
(iv)No more than twenty percent (20.00%) of Unencumbered Asset Value shall be attributable to Unencumbered Properties located in Canada; and
(v)The weighted average aggregate Occupancy Rate of all Unencumbered Properties shall, at all times, be not less than eighty percent (80.00%); provided, that if the weighted average aggregate Occupancy Rate of all Unencumbered Properties is at any time less than eighty percent (80.00%), the Borrower shall have the right, on a one-time basis during the term of this Agreement, to cure such deficiency by taking such actions as are necessary to restore

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compliance with such requirement on or before the last day of the second fiscal quarter following the fiscal quarter in which such deficiency first occurred.
Section 10.2.Negative Pledge.
The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, (a) create, assume, incur, permit or suffer to exist any Lien on any Unencumbered Property or any direct or indirect ownership interest of the Borrower in any Person owning any Unencumbered Property, now owned or hereafter acquired, except for Permitted Liens or (b) permit any Unencumbered Property or any direct or indirect ownership interest of the Borrower or in any Person owning an Unencumbered Property, to be subject to a Negative Pledge.
Section 10.3.Restrictions on Intercompany Transfers.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s Equity Interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d), those encumbrances or restrictions contained in any Loan Document or, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business.
Section 10.4.Merger, Consolidation, Sales of Assets and Other Arrangements.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:
(i)any Loan Party (other than the Borrower or the Parent) may merge with another Loan Party;
(ii)any Loan Party may sell, transfer or dispose of its assets to a Loan Party;
(iii)a Loan Party (other than the Borrower or any Loan Party that owns an Unencumbered Property) and any Subsidiary that is not (and is not required to be) a Loan Party may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;
(iv)any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, a Substantial Amount of assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, (1) the Borrower shall have given the

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Administrative Agent and the Lenders at least 30-days’ prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1; (3) in the case of a consolidation or merger involving the Borrower or a Loan Party that owns an Unencumbered Property (if such Unencumbered Property is intended to continue to be included in Unencumbered Asset Value), the Borrower or such Loan Party shall be the survivor thereof and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1, after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer; and
(v)the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.
Further, no Loan Party nor any Subsidiary, shall enter into any sale-leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person.
Section 10.5.Plans.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.
Section 10.6.Fiscal Year.
The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.
Section 10.7.Modifications of Organizational Documents and Material Contracts
.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent, the Issuing Banks or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect. The Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect or default in the performance of any obligations of any Loan Party or other Subsidiary in any Material Contract or permit any Material Contract to be canceled or terminated prior to its stated maturity.

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Section 10.8.Use of Proceeds.
The Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any of its of their respective directors, officers, employees and agents to, use any proceeds of the Loans or any Letter of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the FRB) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any proceeds of the Loans or any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 10.9.Transactions with Affiliates.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 7.1(s) or (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 7.1(s) if a Default or Event of Default exists or would result therefrom.
Section 10.10.Environmental Matters.
The Borrower shall not, and shall not permit any other Loan Party any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in material violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material environmental claim or pose a material risk to human health, safety or the environment, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section 10.11.Derivatives Contracts; Generally.
The Loan Parties shall not, and shall not permit any Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Parent, the Borrower, any Loan Party or Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Parent, the Borrower, such Loan Party or Subsidiary.
Section 10.12.Outbound Investment Rules.
With respect to any Person that is directly or indirectly controlled by the Parent and that directly or indirectly owns Equity Interests of the Borrower, the Parent shall not permit any such Person to (x) own any material assets other than its ownership of Equity Interests of the Borrower or (y) engage in any

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material operations or business other than (i) activities and contractual rights incidental to maintenance of its organizational existence (including the ability to incur fees, costs and expenses necessary to such maintenance) and (ii) guarantying the Obligations.
Section 10.13.Subordinated Debt Prepayments; Amendments.
(a)The Loan Parties shall not, and shall not permit any Subsidiary to, incur, assume, guarantee, or otherwise become liable with respect to any Subordinated Debt, except for Approved Subordinated Debt permitted under this Agreement. The Loan Parties shall not, and shall not permit any Subsidiary to, make any voluntary or optional payment or prepayment of principal or interest, or otherwise redeem, purchase, defease or acquire for value, or make any other payment in respect of, any Subordinated Debt, or amend or modify any agreement or instrument evidencing Subordinated Debt, without the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders); provided that, so long as no Default or Event of Default exists or would result therefrom, the Loan Parties may make regularly scheduled payments of principal and interest on Approved Subordinated Debt in accordance with its terms as in effect on the Effective Date (or as otherwise approved in writing by the Administrative Agent).
(b)The Loan Parties shall not, and shall not permit any Subsidiary to, amend, restate, supplement or otherwise modify any agreement or instrument evidencing or governing Subordinated Debt if such amendment, restatement, supplement or modification:
(c)increases the rate of interest accruing on the Subordinated Debt;
(d)increases the amount of any scheduled installment of principal or interest on the Subordinated Debt, or shortens the date on which any such installment or principal or interest on the Subordinated Debt becomes due;
(e)shortens the final maturity date of the Subordinated Debt;
(f)increases the principal amount of the Subordinated Debt;
(g)amends any financial or other covenant contained in any document or instrument evidencing the Subordinated Debt in a manner which is more onerous to the Borrower or such Subsidiary or which requires the Borrower or such Subsidiary to improve its financial performance;
(h)provides for the payment of additional fees or the increase in existing fees; and/or
(i)otherwise could reasonably be expected to be adverse to the interests of the Administrative Agent or the Lenders.
(j)Each Loan Party shall fully comply with the terms and conditions of any intercreditor agreement, subordination agreement and/or any subordination provisions of any note or other document running to the benefit of the Administrative Agent or Lenders entered into with respect to any Subordinated Debt.
(k)The Loan Parties shall not cause or permit any intercreditor agreement, subordination agreement and/or any subordination provisions of any note or other document running to the benefit of the Administrative Agent or Lenders entered into with respect to any Subordinated Debt to become null or void or unenforceable against any lender holding the Subordinated Debt.
Article XI.Default

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Section 11.1.Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)Default in Payment. (i) The Borrower or any other Loan Party shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans or any Reimbursement Obligation, as applicable, or (ii) the Borrower or any other Loan Party shall fail to pay any interest payments or the Borrower or such Loan Party shall fail to pay any other Obligations owing by the Borrower or such Loan Party under this Agreement or any other Loan Document within five (5) Business Days after such amounts become due.
(b)Default in Performance.
(i)Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.1(a) (solely with respect to the existence of the Borrower), Article X; or
(ii)Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, provided that (A) solely with respect to any failure to perform or observe any term, covenant, condition or agreement contained in Article IX, such failure shall continue for a period of five (5) Business Days and (B) solely with respect to any other failure under this subsection (b)(ii), such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.
(c)Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.
(d)Indebtedness Cross-Default.
(i)The maturity of other Indebtedness of the Parent, the Borrower or any of their respective Subsidiaries (other than Indebtedness in respect of an individual Property or Indebtedness secured by a mortgage, deed of trust or similar security instrument where recourse is only against the real property subject thereto or recourse is limited to a particular asset) having an aggregate outstanding principal amount of $75,000,000 or more, in each case, shall have been accelerated prior to its stated maturity in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Indebtedness; or
(ii)The Parent, Borrower or any of their respective Subsidiaries shall default in the payment when due of amounts in respect of Derivatives Contracts in excess of $30,000,000 in the aggregate.
(e)Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any other Subsidiary to which more than five percent (5.00%) of Total Asset Value is attributable shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment

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of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
(f)Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any other Subsidiary to which more than five percent (5.00%) of Total Asset Value is attributable in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(g)Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
(h)Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of sixty (60) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance coverage has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Borrower, any other Loan Party or any other Subsidiary, $75,000,000 (or $100,000,000 on and after the date on which the Investment Grade Rating Criteria has been satisfied) or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.
(i)Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $50,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower, any other Loan Party or any other Subsidiary.
(j)ERISA.
(i)Any ERISA Event shall have occurred that together with all other such ERISA Events (if any) results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $25,000,000; or

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(ii)The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $25,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.
(k)Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
(l)Change of Control/Change in Management.
(i)Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty-five (25.00%) of the total voting power of the then outstanding voting Equity Interest of the Parent,
(ii)During any period of twelve (12) consecutive months ending after the Agreement Date, individuals who at the beginning of any such twelve (12)-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute two-thirds of the Board of Directors of the Parent then in office;
(iii)The Parent shall cease to own and control, directly or indirectly, at least ninety percent (90.00%) of the outstanding Equity Interests of the Borrower;
(iv)The Parent or a Wholly Owned Subsidiary thereof shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower;
(m)Damage; Strike; Casualty. Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 30 consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Parent and its Subsidiaries taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.
Section 11.2.Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(a)Acceleration; Termination of Facilities.
(i)Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to one hundred five percent (105.00%) of the aggregate Stated Amount of all Letters of Credit outstanding as of the date of occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.
(ii)Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and

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accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to one hundred five percent (105.00%) of the Stated Amount of all Letters of Credit outstanding as of the date of occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder.
(b)Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(c)Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d)Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.
(e)Remedies in Respect of Specified Derivatives Contracts and Specified Cash Management Agreements. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider and Specified Cash Management Bank shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, the Issuing Banks or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider or Specified Cash Management Bank, as applicable, under contract or Applicable Law, to undertake any of the following: (a) in the case of a Specified Derivatives Provider, to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) in the case of a Specified Derivatives Provider, to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) in the case of a Specified Derivatives Provider, to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider or Specified Cash Management Bank, as applicable, in each case, pursuant to the terms of any Specified Derivatives Contract or Specified Cash Management Agreement, as applicable.
Section 11.3.Equity Cure for Financial Covenant Default.
Notwithstanding anything to the contrary contained herein, in the event that the Borrower fails to comply with any financial covenant set forth in Section 10.1, the Borrower shall have a period of five (5) Business Days from the date such compliance is required to contribute, or cause to be contributed, cash equity to the Borrower in order to increase the Borrower’s EBITDA by an amount (the “Cure Amount”) sufficient to cure such failure (a “Financial Covenant Cure”). Any Financial Covenant Cure shall be applied solely for purposes of determining compliance with the applicable financial covenant as of the last day of the applicable fiscal quarter and shall not reduce Indebtedness, increase EBITDA or otherwise be included in any financial covenant calculation except to the extent necessary to cure such failure, provided that any Cure Amount shall continue to be included in the calculation of EBITDA for so long as the fiscal quarter for which the Cure Amount was contributed continues to be part of the financial

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covenant calculations. During such five (5) Business Day period, the Lenders shall not be required to make any Loan or issue any Letter of Credit, and no Restricted Payment shall be made by the Parent, the Borrower or any Subsidiary except to the extent expressly permitted during the existence of an Event of Default under Section 10.1(h). Upon receipt of the Financial Covenant Cure and a Compliance Certificate, in form and substance reasonably satisfactory to the Administrative Agent, evidencing that such Event of Default no longer exists, the applicable Event of Default shall be deemed cured. The Borrower shall not be permitted to effect more than two (2) Financial Covenant Cures during any two (2)-year period or more than five (5) Financial Covenant Cures during the term of this Agreement.
Section 11.4.Marshaling; Payments Set Aside.
No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section 11.5.Flood Laws.
Wells Fargo has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Wells Fargo, as Administrative Agent, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Wells Fargo reminds each Lender and Participant that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant) is responsible for assuring its own compliance with the flood insurance requirements.
Section 11.6.Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.3) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:
(a)to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Banks in their capacity as such, ratably among the Administrative Agent and the Issuing Banks in proportion to the respective amounts described in this clause (a) payable to them;
(b)to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;
(c)[reserved];

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(d)to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) payable to them;
(e)[reserved];
(f)to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts and Specified Cash Management Agreements, ratably among the Lenders, the Issuing Banks, the Specified Derivatives Providers and the Specified Cash Management Banks in proportion to the respective amounts described in this clause (f) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and
(g)the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Cash Management Agreements and Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Cash Management Bank or Specified Derivatives Provider, as the case may be. Each Specified Cash Management Bank or Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII. for itself and its Affiliates as if a “Lender” party hereto.

Section 11.7.Letter of Credit Collateral Account.
(a)As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Issuing Banks as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.
(b)Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

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(c)If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Revolving Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse such Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such drawing.
(d)If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 11.5. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account to be less than the Stated Amount of all Extended Letters of Credit that remain outstanding.
(e)So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the written request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.4(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.
(f)The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.
Section 11.8.Rescission of Acceleration by Requisite Lenders.
If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

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Section 11.9.Performance by Administrative Agent.
If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
Section 11.10.Rights Cumulative.
(a)Generally. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and each of the other Loan Documents, of the Specified Derivatives Providers under the Specified Derivatives Contracts, and of the Specified Cash Management Banks under the Specified Cash Management Agreements, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Banks, the Lenders, the Specified Derivatives Providers and the Specified Cash Management Banks may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
(b)Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI. for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Banks from exercising the rights and remedies that inure to their benefit (solely in their capacity as an Issuing Bank) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider or Specified Cash Management Bank from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract or Specified Cash Management Agreement, as applicable, (iv) any Lender from exercising setoff rights in accordance with Section 13.3 (subject to the terms of Section 3.3), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI. and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.
Article XII.The Administrative Agent
Section 12.1.Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by

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the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver or otherwise make available to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX. that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.
Section 12.2.Administrative Agent as Lender.
The Lender acting as Administrative Agent shall have the same rights and powers as a Lender, a Specified Derivatives Provider or a Specified Cash Management Bank, as the case may be, under this Agreement, any other Loan Document, any Specified Derivatives Contract or any Specified Cash Management Agreement, as the case may be, as any other Lender, Specified Derivatives Provider or any Specified Cash Management Bank and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender acting as Administrative Agent in each case in its individual capacity. Such Lender and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of

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business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Banks, the other Lenders, any Specified Derivatives Providers or any Specified Cash Management Banks. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, any Specified Derivatives Contract or any Specified Cash Management Agreement, or otherwise without having to account for the same to the Issuing Banks, the other Lenders, any Specified Derivatives Providers or any Specified Cash Management Banks. The Issuing Banks and the Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.
Section 12.3.Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 13.6(c).
Section 12.4.Notice of Events of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.
Section 12.5.Administrative Agent’s Reliance.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its

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own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person, or shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lender Parties in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.
Section 12.6.Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Pro Rata Share (determined as of the time that the applicable reimbursement is sought) of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or

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responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other Obligations and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 12.7.Lender Credit Decision, Etc.
Each of the Lenders and the Issuing Banks expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Issuing Bank or any Lender. Each of the Lenders and the Issuing Banks acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders and the Issuing Banks acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank.

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Section 12.8.Successor Administrative Agent.
The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee (but in no event shall any such successor Administrative Agent be a Defaulting Lender or an Affiliate of a Defaulting Lender); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and each Issuing Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and such Issuing Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by an Administrative Agent shall also constitute the resignation as an Issuing Bank by the Lender then acting as Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank hereunder and under the other Loan Documents and (ii) the successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as an Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.
Section 12.9.Titled Agents.
Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, any Issuing Bank, the Borrower or any other Loan Party and the use of

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such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
Section 12.10.Specified Derivatives Contracts and Specified Cash Management Agreements.
No Specified Cash Management Bank or Specified Derivatives Provider that obtains the benefits of Section 11.6 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Cash Management Agreements and Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Cash Management Agreements and Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Cash Management Bank or Specified Derivatives Provider, as the case may be.
Section 12.11.Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

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(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 12.12.Erroneous Payments.
(a)Each Lender, each Issuing Bank and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Issuing Bank (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 12.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a

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Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13.5 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 12.12 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided that this Section 12.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (y) and (z) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment on the Obligations.
(f)Each party’s obligations under this Section 12.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or any Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)Nothing in this Section 12.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

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Section 12.13.Sustainability.
It is understood and agreed that the Administrative Agent or the Sustainability Structuring Agent makes no assurances as to (a) whether this Agreement or any ESG Amendment meets the Parent, Borrower or Lender criteria or expectations with regard to environmental impact and sustainability performance, or (b) whether the characteristics of any sustainability performance targets, key performance indicators, ESG ratings targets, environmental, social or sustainability criteria or computation methodology included in any ESG Amendment meet any industry standards for sustainability-linked credit facilities. It is further understood and agreed that the Administrative Agent or the Sustainability Structuring Agent shall have no responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Parent or Borrower of (i) any sustainability performance targets, key performance indicators or ESG ratings targets or (ii) any Sustainability Pricing Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Sustainability Certificate or other notice delivered pursuant to an ESG Amendment (and the Administrative Agent may rely conclusively on any such certificate or notice, without further inquiry, when implementing any such pricing adjustment).
The Lenders agree to indemnify the Administrative Agent and Sustainability Structuring Agent (to the extent not reimbursed by the Borrower) in accordance with their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or Sustainability Structuring Agent in any way relating to or arising out of the Sustainability Pricing Adjustment, the ESG Pricing Provisions, any ESG Amendment or any action taken or omitted by the Administrative Agent or Sustainability Structuring Agent with respect thereto under any of the Loan Documents or any document contemplated thereby, except that no Lender shall be liable to the Administrative Agent or Sustainability Structuring Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or Sustainability Structuring Agent.
Article XIII.Miscellaneous
Section 13.1.Notices.
Unless otherwise provided herein (including without limitation as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

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If to the Borrower:

National Healthcare Properties Operating Partnership, L.P.
540 Madison Avenue, 27th Floor
New York, NY 10022
Attention: Andrew T. Babin

with a copy to:

Greenberg Traurig, P.A.
333 S.E. 2nd Avenue, Suite 4400
Miami, FL 33131
Attention: Thomas Martin
Email: @@@
If to the Administrative Agent:
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention: Syndication Agency Services
Telephone: @@@
Telecopy: @@@
E-mail: @@@

with a copy to

Jones Day
    250 Vesey Street
New York, NY 10281
Attention: Brett Barragate
Email: @@@

If to the Administrative Agent under Article II.:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention: Syndication Agency Services
Telephone: @@@
Telecopy: @@@
E-mail: @@@

If to Wells Fargo, as an Issuing Bank:

Wells Fargo Bank, National Association

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MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention: Syndication Agency Services
Telephone: @@@
Telecopy: @@@
E-mail: @@@

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender and an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Banks and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, any Issuing Bank or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to any Issuing Bank or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to receive a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.
Section 13.2.Expenses.
The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses), and the consummation of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees and disbursements of counsel to the Administrative Agent and all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties for inclusion in calculations of the Unencumbered Asset Value and the Administrative Agent’s other activities under this Agreement. and the reasonable and documented out-of-pocket fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse the Administrative Agent, the Issuing Banks and the Lenders for

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all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable and documented fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, and (c) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent, any Issuing Bank or any Lender incurred in connection with the representation of the Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. Notwithstanding the foregoing, Borrower’s obligation to reimburse the Administrative Agent, the Lenders and the Issuing Bank for fees and expenses of counsels in connection with the matters described in this Section 13.2 shall be limited to the reasonable and documented out-of-pocket costs and expenses of one primary counsel identified by the Administrative Agent and, if necessary, one specialty counsel in each relevant specialty, and one local counsel in each relevant local jurisdiction. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section within ten (10) Business Days after written invoice therefor is received by the Borrower, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.
Section 13.3.Setoff.
Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender, an Affiliate of an Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each of the Administrative Agent and each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant agrees promptly to notify the

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Borrower after any such set off and application; provided, however, that the failure to give such notices shall not affect the validity of such set off and application.
Section 13.4.Litigation; Jurisdiction; Other Matters; Waivers
.
(a)EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY PARTY HERETO, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY OF THE PARTIES HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE PARTIES OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.
(c)EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD SUCH PARTY FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF, SUCH PARTY SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

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(d)THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.
Section 13.5.Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or Loans of any Class at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and/or the Loans at the time owing to it, or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in the immediately following clause (B) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment of a Revolving Commitment, and $1,000,000, in the case of any assignment in respect of a Term Loan, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Commitment or Revolving Loans or $1,000,000 in the case of a Term Loan, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

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(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans or separate Classes of Commitments on a non-pro rata basis.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall within five (5) Business Days of receiving a written request from the Administrative Agent for consent to an assignment, give the Administrative Agent written notice of its consent or denial thereof and if the Borrower does not respond within such five (5) Business Days, the Administrative Agent shall send a second notice to the Borrower that contains the following in bold, capitalized letters in the heading thereof “IMMEDIATE RESPONSE REQUIRED; CONSENT WILL BE DEEMED GRANTED IF NO RESPONSE IS GIVEN WITHIN FIVE (5) BUSINESS DAYS OF THIS NOTICE.”
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Commitment if such assignment is to a Person that is not already a Lender with a Revolving Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)the consent of the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.
(iv)Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, or (C) to a Disqualified Lender.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the

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applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Revolving Loans and participations in Letters of Credit in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 13.2 and 13.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent or Issuing Banks, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 8.14(b), in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation.

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The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1, 5.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.1 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
(g)[Reserved].
(h)USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, the Beneficial Ownership Regulation and any required Beneficial Ownership Certification, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identifying information (including any Beneficial Ownership Certification) as shall be necessary for the Administrative Agent to comply with applicable federal law.
Section 13.6.Amendments and Waivers.
(a)Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any

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Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (b), (x) any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Revolving Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Revolving Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto), and (y) any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term Loan Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Term Loan Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.
(b)Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:
1.increase, extend or reinstate the Commitments of a Lender (except as contemplated by Section 2.17) or subject a Lender to any additional obligations without the written consent of such Lender;
2.reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required (x) for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate,” (y) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder and (z) to enter into any ESG Amendment or otherwise implement any Sustainability Pricing Adjustment permitted hereunder;
3.reduce the amount of any Fees payable to a Lender without the written consent of such Lender; provided that only the written consent of the Requisite Lenders shall be required to enter into any ESG Amendment or otherwise implement any Sustainability Pricing Adjustment permitted hereunder;
4.modify the definitions of “Revolving Termination Date” (except in accordance with Section 2.14(a)) or “Revolving Commitment Percentage”, otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations owing to the Revolving Lenders, or extend the expiration date of any Letter of Credit beyond the Revolving Termination Date, in each case, without the written consent of each Revolving Lender affected thereby;

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5.modify the definition of “Term Loan Maturity Date” (except in accordance with Section 2.14(b)) or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, the Term Loans or for the payment of Fees or any other Obligations owing to the Term Loan Lenders, in each case, without the written consent of each Term Loan Lender affected thereby;
6.modify the definition of the term “Requisite Revolving Lenders” or modify in any other manner the number or percentage of the Revolving Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Revolving Lender;
7.modify the definition of the term “Requisite Term Loan Lenders” or modify in any other manner the number or percentage of the Term Loan Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Term Loan Lender;
8.modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2 or Section 11.6 without the written consent of each Lender;
9.amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;
10.modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;
11.release any Guarantor from its obligations under the Guaranty (except as contemplated by Section 8.14(b)) without the written consent of each Lender; or
12.amend, or waive the Borrower’s compliance with, Section 2.16 without the written consent of each Revolving Lender.
(c)Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.4 or the obligations of the Issuing Banks under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Banks. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider or a Specified Cash Management Bank in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider or a Specified Cash Management Bank shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider or such Specified Cash Management Bank, as applicable. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which

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by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
(d)Technical Amendments. Notwithstanding anything to the contrary in this Section 13.6, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not materially and adversely affect the interests of the Lenders and the Issuing Bank. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.
(e)Benchmark Replacement Amendments. The Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 5.3(c) in accordance with the terms of Section 5.3(c).
(f)Amendment and Restatement Transactions. Notwithstanding anything to the contrary in this Section 13.6, if, in connection with any amendment and/or restatement of this Agreement (as so amended and/or restated, the “Amended Agreement”), there are one or more Lenders party to this Agreement that will not be party to the Amended Agreement (each, an “Agreement Exiting Lender”), each Agreement Exiting Lender acknowledges and agrees that, so long as all Commitments of such Agreement Exiting Lender are terminated, and all outstanding obligations owing to such Agreement Exiting Lender under this Agreement and the other Loan Documents are repaid in full on the effective date of the Amended Agreement, such Agreement Exiting Lender will not be deemed to be a Lender under this Agreement as of the effective date of the Amended Agreement and shall be disregarded for purposes of determining requisite Lender approval of any amendments to this Agreement pursuant to the Amended Agreement; provided, however, that each Agreement Exiting Lender shall continue to be entitled to the benefits of any provisions under this Agreement (prior to giving effect to the Amended Agreement) that by their express terms survive the termination of this Agreement and/or the payment in full of principal, interest and all other amounts payable hereunder (prior to giving effect to the Amended Agreement), including, without limitation, Sections 3.10, 5.1, 5.4, 12.6, 13.2 and 13.9. For the avoidance of doubt, nothing in this Section 13.6(f) shall itself provide any Lender with the option of terminating any of its Commitments under this Agreement.
Section 13.7.Nonliability of Administrative Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Banks and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, any Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing

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by the Administrative Agent, any Issuing Bank or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, any Issuing Bank or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower acknowledges that each Lender and its Affiliates may have economic interests that conflict with those of the Borrower, its Subsidiaries and the other Loan Parties.
Section 13.8.Confidentiality.
The Administrative Agent, each Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment, Loan or participation therein as permitted hereunder, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, or (iii) any actual or prospective credit insurance provider in connection with credit protection arrangements relating to the Commitments or the obligations hereunder; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies hereunder or under any other Loan Document (or any Specified Derivatives Contract or Specified Cash Management Agreement) or any action or proceeding relating to this Loan Document (or any Specified Derivatives Contract or Specified Cash Management Agreement) or the enforcement of rights hereunder or thereunder, or to any whistleblower authority or reporting channel; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, such Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (h) of deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents; (i) to any other party hereto; (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan Documents; (k) for purposes of establishing a “due diligence” defense; and (l) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by

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the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.
Section 13.9.Indemnification.
(a)The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all losses, claims (including without limitation, Environmental Claims), damages, liabilities and related expenses (including without limitation, the fees, charges and disbursements of one primary counsel to the Indemnified Parties, in the case of an actual or perceived conflict of interest, one additional counsel for similarly situated lenders in each relevant specialty, one local counsel to the Indemnified Parties in each relevant local jurisdiction (which counsel may be employees of any Indemnified Party)), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower, any other Loan Party or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding (an “Indemnity Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees; provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct or material breach in bad faith of the obligations hereunder or under any other Loan Documents of such Indemnified Party or (y) result from any dispute solely among the Indemnified Parties. This Section 13.9 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claims.
(b)If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(c)The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in

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addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
References in this Section 13.9 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers and Specified Cash Management Banks, as applicable.
Section 13.10.Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled (other than Extended Letters of Credit in respect of which the Borrower has satisfied the requirements to provide Cash Collateral as required in Section 2.4(b)), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Banks are no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent, the Issuing Banks and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.6, 13.2 and 13.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4, shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 13.11.Severability of Provisions.
If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.
Section 13.12.GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 13.13.Counterparts.
(a)To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.
(b)The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or

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the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
Section 13.14.Obligations with Respect to Loan Parties and Subsidiaries.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.
Section 13.15.Independence of Covenants.
All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 13.16.Limitation of Liability.
None of the Administrative Agent, any Issuing Bank, any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

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Section 13.17.Entire Agreement.
This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.
Section 13.18.Construction.
The Administrative Agent, each Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, the Borrower and each Lender.
Section 13.19.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 13.20.Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.
Section 13.21.Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with

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respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 13.21, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 13.22.Amendment and Restatement; No Novation.
(a)Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement effective from and after the Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any Loans or other Obligations owing to the Lenders or the Administrative Agent, as applicable, under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and

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other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement shall be deemed to be Loans and Obligations outstanding under the corresponding facilities described herein, without any further action by any Person (except that the Administrative Agent shall make such transfers of funds as it deems necessary in order that the outstanding balance of Revolving Loans (including any Revolving Loans funded on the Effective Date) reflect the respective Revolving Commitments of the Lenders hereunder and to give effect to the provisions of clause (b) below). For the avoidance of doubt, any existing term loans outstanding under the Existing Credit Agreement may be continued, cashlessly rolled, increased, reduced or otherwise cash-settled on the Effective Date as the Administrative Agent may determine is necessary to reflect the Initial Term Loan Commitments and the Initial Term Loans hereunder, and any additional Initial Term Loans funded on the Effective Date shall be funded net of any existing term loans so continued or rolled unless the Administrative Agent otherwise requires.
(b)Reallocations. Simultaneously with the Effective Date, the outstanding amounts of all “Revolving Loans” (as defined in the Existing Credit Agreement immediately prior to the Effective Date) of the “Lenders” (as defined in the Existing Credit Agreement immediately prior to the Effective Date) having a “Revolving Commitment” (as defined in the Existing Credit Agreement immediately prior to the Effective Date) (the “Existing Lenders”) previously made to the Borrower under the Existing Credit Agreement and participations in Letters of Credit (if any) of the Existing Lenders shall be reallocated among the Lenders in accordance with their respective Revolving Commitment Percentages (determined in accordance with the amount of each Lender’s Revolving Commitment set forth on Schedule I), and in order to effect such reallocations, the (i) requisite assignments shall be deemed to be made in amounts from each Existing Lender to each Lender, with the same force and effect as if such assignments were evidenced by the applicable Assignment and Assumption (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived) and (ii) each assignee Lender shall make full cash settlement with each corresponding assignor Existing Lender, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to any netting effected by the Administrative Agent) with respect to such reallocations and assignments.
[Signatures on Following Pages]

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be duly executed by their authorized officers all as of the day and year first above written.
NATIONAL HEALTHCARE PROPERTIES OPERATING PARTNERSHIP, L.P.

By: National Healthcare Properties, Inc., its general partner

By:    /s/ Andrew T. Babin______________________
Name:    Andrew T. Babin
Title:    Chief Financial Officer
NATIONAL HEALTHCARE PROPERTIES, INC.

By:    /s/ Andrew T. Babin______________________
Name:    Andrew T. Babin
Title:    Chief Financial Officer
Signature Page to Amended and Restated Credit Agreement

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WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, as an Issuing Bank and as a Lender

By:    /s/ Victoria Kendrick_____________________
Name:     Victoria Kendrick
Title:    Vice President
Signature Page to Amended and Restated Credit Agreement

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BMO BANK N.A.

By:    /s/ Darin Mainquist ______________________
Name:    Darin Mainquist
Title:    Managing Director

CITIZENS BANK, N.A.

By:    /s/ Nan E. Delahunt _____________________
Name:    Nan E. Delahunt
Title:    Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:    /s/ Jill Wong __________________________
Name:    Jill Wong
Title:    Director

By:    /s/ Gordon Yip _______________________
Name:    Gordon Yip
Title:    Director

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:    /s/ John Kang _______________________
Name:    John Kang
Title:    Executive Director

GOLDMAN SACHS BANK USA

By:    /s/ Jonathan Dworkin ____________________
Name:    Jonathan Dworkin
Title:    Authorized Signatory
Signature Page to Amended and Restated Credit Agreement

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THE HUNTINGTON NATIONAL BANK

By:    /s/ Eva S. McQuillen ____________________
Name:    Eva S. McQuillen
Title:    Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By:    /s/ Eric Hafertepen _______________________
Name:    Eric Hafertepen
Title:    Senior Vice President

MORGAN STANLEY SENIOR FUNDING, INC.

By:    /s/ Michael King ________________________
Name:    Michael King
Title:    Vice President

ROYAL BANK OF CANADA

By:    /s/ Edward McKenna ____________________
Name:    Edward McKenna
Title:    Authorized Signatory

TRUIST BANK

By:    /s/ Ryan Almond ________________________
Name:    Ryan Almond
Title:    Director
Signature Page to Amended and Restated Credit Agreement

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SYNOVUS BANK

By:    /s/ Zachary Braun _______________________
Name:    Zachary Braun
Title:    Managing Director

HANCOCK WHITNEY BANK

By:    /s/ Brent Michell ______________________
Name:    Brent Michell
Title:    Vice President – Healthcare Banking

Signature Page to Amended and Restated Credit Agreement

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SCHEDULE I(a)

Commitments

Lender	Revolving Commitment Amount	Initial Term Loan Commitment Amount	Delayed Draw Term Loan Commitment Amount
Wells Fargo Bank, National Association	$78,750,000.00	$31,500,000.00	$15,750,000.00
BMO Bank N.A.	$78,750,000.00	$31,500,000.00	$15,750,000.00
Citizens Bank, N.A.	$60,625,000.00	$24,250,000.00	$12,125,000.00
Credit Agricole Corporate and Investment Bank	$60,625,000.00	$24,250,000.00	$12,125,000.00
Fifth Third Bank, National Association	$60,625,000.00	$24,250,000.00	$12,125,000.00
Goldman Sachs Bank USA	$60,625,000.00	$24,250,000.00	$12,125,000.00
The Huntington National Bank	$60,625,000.00	$24,250,000.00	$12,125,000.00
KeyBank National Association	$60,625,000.00	$24,250,000.00	$12,125,000.00
Morgan Stanley Senior Funding, Inc.	$60,625,000.00	$24,250,000.00	$12,125,000.00
Royal Bank of Canada	$60,625,000.00	$24,250,000.00	$12,125,000.00
Truist Bank	$60,625,000.00	$24,250,000.00	$12,125,000.00
Synovus Bank	$31,250,000.00	$12,500,000.00	$6,250,000.00
Hancock Whitney Bank	$15,625,000.00	$6,250,000.00	$3,125,000.00
TOTAL	$750,000,000.00	$300,000,000	$150,000,000

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SCHEDULE I(b)

L/C Commitments

Lender	L/C Commitment Amount
Wells Fargo Bank, National Association	$25,000,000.00
BMO Bank N.A.	$25,000,000.00
TOTAL	$50,000,000.00

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